UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a -12

Minerals Technologies Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐
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Minerals Technologies Inc.

622 Third Avenue

New York, New York 10017-6707

April 4, 2012

Dear Fellow Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Minerals Technologies Inc. (the “Company,” “MTI,” “we,” or “us”), which will be held on Wednesday, May 16, 2012, at 9:00 a.m., at 270 Park Avenue, 2nd Floor Conference Center, Room 203, New York, New York 10017.

At this year’s meeting, you will be asked to consider and to vote upon the election of three directors. Your Board of Directors unanimously recommends that you vote FOR the nominees.

You will also be asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year. The Board continues to be satisfied with the services KPMG LLP has rendered to the Company and unanimously recommends that you vote FOR this proposal.

Lastly, you will also be asked to approve, on an advisory basis, the 2011 compensation of our named executive officers as described in this Proxy Statement. Your Board of Directors unanimously recommends that you vote FOR the advisory vote approving 2011 executive compensation.

The three items upon which you will be asked to vote are discussed more fully in the Proxy Statement. I urge you to read the Proxy Statement completely and carefully so that you can vote your interests on an informed basis.

It is anticipated that this Proxy Statement, the accompanying Proxy and the Company’s 2011 Annual Report will first be available to stockholders on or about April 4, 2012 on the web site www.proxyvote.com and, if requested, a paper copy of this Proxy Statement, the accompanying Proxy and the Company’s 2011 Annual Report will be mailed to the Company’s stockholders. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement, Proxy and the Company’s 2011 Annual Report and vote through the Internet, or by telephone, will be mailed to our stockholders (other than those who previously requested electronic or paper delivery) on the same date as this Proxy Statement, the accompanying Proxy and the Company’s 2011 Annual Report is first available to stockholders.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to read this Proxy Statement and submit your vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting” beginning on page 1 of this Proxy Statement, or if you requested to receive printed proxy materials, your enclosed proxy card. If you return a signed proxy without marking it, it will be voted in accordance with the Board of Directors’ recommendations. You may, of course, attend the meeting and vote in person, even if you have previously submitted a proxy.

Sincerely,

Joseph C. Muscari
Chairman and Chief Executive Officer

MINERALS TECHNOLOGIES INC.
622 Third Avenue
New York, New York 10017-6707

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

May 16, 2012

The Annual Meeting of Stockholders of Minerals Technologies Inc., a Delaware corporation, will be held on Wednesday, May 16, 2012 at 9:00 a.m., at 270 Park Avenue, 2nd Floor Conference Center, Room 203, New York, New York 10017, to consider and take action on the following items:

(1) the election of three directors;

(2) a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of Minerals Technologies Inc. for the 2012 fiscal year;

(3) an advisory vote to approve executive compensation; and

(4) any other business that properly comes before the meeting, either at the scheduled time or after any adjournment.

Stockholders of record as of the close of business on March 20, 2012, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Thomas J. Meek Senior Vice President, General Counsel and Secretary, Chief Compliance Officer

New York, New York April 4, 2012

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, we encourage you to read this Proxy Statement and submit your vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting” beginning on page 1 of this Proxy Statement, or if you requested to receive printed proxy materials, your enclosed proxy card. If you return a signed proxy without marking it, it will be voted in accordance with the Board of Directors’ recommendations. You may, of course, attend the meeting and vote in person, even if you have previously submitted a proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE MINERALS TECHNOLOGIES INC. ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2012

The 2012 Proxy Statement and 2011 Annual Report to Stockholders are available at: www.proxyvote.com

MINERALS TECHNOLOGIES INC.
622 Third Avenue
New York, New York 10017-6707

April 4, 2012

P R O X Y  S T A T E M E N T

This proxy statement (“Proxy Statement”) contains information related to the annual meeting of stockholders (“Annual Meeting”) of the Company, to be held at 9:00 a.m. on Wednesday, May 16, 2012, at 270 Park Avenue, 2nd Floor Conference Center, Room 203, New York, New York 10017.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Why am I being sent these materials?

➢
The Company has made these materials available to you on the internet, or, upon request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at the Annual Meeting. If a quorum does not attend or is not represented by proxy, the meeting will have to be adjourned and rescheduled.

Who is asking for my proxy?

➢	The Board of Directors asks you to submit a proxy for your shares so that even if you do not attend the meeting, your shares will be counted as present at the meeting and voted as you direct.

What is the agenda for the Annual Meeting?

➢
At the Annual Meeting, stockholders will vote on three items: (i) the election of Dr. Robert L. Clark, Mr. Michael F. Pasquale and Mr. Marc E. Robinson as members of the Board of Directors, (ii) the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm, and (iii) an advisory vote to approve executive compensation. Also, management will make a brief presentation about the business of the Company, and representatives of KPMG will make themselves available to respond to any questions from the floor.

The Board does not know of any other business that will be presented at the Annual Meeting. The form of proxy gives the proxies discretionary authority with respect to any other matters that come before the Annual Meeting and, if such matters arise, the individuals named in the proxy will vote according to their best judgment.

How does the Board of Directors recommend I vote?

➢
The Board unanimously recommends that you vote for each of the nominees for director, Dr. Robert L. Clark, Mr. Michael F. Pasquale and Mr. Marc E. Robinson, for ratification of the appointment of KPMG to continue as our auditors, and for the advisory vote approving 2011 executive compensation.

Who can attend the Annual Meeting?

➢	Any stockholder of the Company, employees, and other invitees may attend the Annual Meeting.

Who can vote at the Annual Meeting?

➢	Anyone who owned shares of our common stock at the close of business on March 20, 2012 (the “Record Date”) may vote those shares at the Annual Meeting. Each share is entitled to one vote.

What constitutes a quorum for the meeting?

➢
According to the by-laws of the Company, a quorum for all meetings of stockholders consists of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote, present in person or by proxy. On the Record Date there were 17,748,531 shares of common stock issued and outstanding, so at least 8,874,266 shares must be represented at the meeting for business to be conducted.

Shares of common stock represented by a properly signed and returned proxy are treated as present at the Annual Meeting for purposes of determining a quorum, whether the proxy is marked as casting a vote or abstaining.

Shares represented by “broker non-votes” are also treated as present for purposes of determining a quorum. Broker non-votes are shares held in record name by brokers or nominees, as to which the broker or nominee (i) has not received instructions from the beneficial owner or person entitled to vote, (ii) does not have discretionary voting power under applicable New York Stock Exchange rules or the document under which it serves as broker or nominee, and (iii) has indicated on the proxy card, or otherwise notified us, that it does not have authority to vote the shares on the matter.

If a quorum does not attend or is not represented, the Annual Meeting will have to be postponed.

How many votes are required for each question to pass?

➢
The by-laws state that directors are to be elected by a plurality vote of the shares of stock present and entitled to vote, in person or by proxy. All other questions are determined by a majority of the votes cast on the question, except as otherwise provided by law or by the Certificate of Incorporation.

What is the effect of abstentions and broker non-votes?

➢
Under New York Stock Exchange Rules, the proposal to ratify the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors and the advisory vote to approve executive compensation are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for Directors or the advisory vote to approve executive compensation. Similarly, abstentions will be included in the calculation of the number of votes considered to be present for purposes of determining a quorum, but will have no effect on the outcome of the vote for Directors, the ratification of the appointment of independent auditors, or the advisory vote to approve executive compensation.

Who will count the votes?

➢	A representative from Broadridge Financial Solutions, Inc. will serve as inspector of election.

Who are the Company’s largest stockholders?

➢
As of January 31, 2012, Blackrock Inc. owned 7.79%; Royce & Associates LLC owned 6.02%; and Tocqueville Asset Management LP owned 5.53% of the Company’s common stock. No other person owned of record, or, to our knowledge, owned beneficially, more than 5% of the Company’s common stock.

How can I cast my vote?

➢
You can vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to the instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

If you are an employee who participates in the Company’s Savings and Investment Plan (the Company’s 401(k) plan), to vote your shares in the Plan you must provide the trustee of the Plan with your voting instructions in advance of the meeting. You may do so by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instructions provided in the proxy card. You cannot vote your shares in person at the Annual Meeting; the trustee is the only one who can vote your shares at the Annual Meeting. The trustee will vote your shares as you instruct. If the trustee does not receive your instructions, your shares generally will be voted by the trustee in proportion to the way the other Plan participants voted. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time (EDT) on May 14, 2012.

What if I submit a proxy but don’t mark it to show my preferences?

➢	If you return a properly signed proxy without marking it, it will be voted in accordance with the Board of Directors’ recommendations on all proposals.

What if I submit a proxy and then change my mind?

➢
If you submit a proxy, you can revoke it at any time before it is voted by submitting a written revocation or a new proxy, or by voting in person at the Annual Meeting. However, if you have shares held through a brokerage firm, bank or other custodian, you can revoke an earlier proxy only by following the custodian’s procedures. Employee Savings and Investment Plan participants can notify the Plan trustee in writing that prior voting instructions are revoked or are changed.

Who is paying for this solicitation of proxies?

➢
The Company pays the cost of this solicitation. In addition to soliciting proxies through the mail using this Proxy Statement, we may solicit proxies by telephone, facsimile, electronic mail and personal contact. These solicitations will be made by our regular employees without additional compensation. We have also engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in this solicitation of proxies, and we have agreed to pay that firm $4,000 for its assistance, plus expenses.

Where can I learn the outcome of the vote?

➢
The Secretary will announce the preliminary voting results at the Annual Meeting, and we will publish the final results in a current report on Form 8-K which will be filed with the Securities and Exchange Commission as soon as practicable after the Annual Meeting.

CORPORATE GOVERNANCE

Our Board of Directors (the “Board”) oversees the activities of our management in the handling of the business and affairs of our company and assures that the long-term interests of the stockholders are being served. As part of the Board’s oversight responsibility, it monitors developments in the area of corporate governance. The Board has adopted a number of policies with respect to our corporate governance, including the following: (i) a set of guidelines setting forth the operation of our Board and related governance matters, entitled “Corporate Governance Guidelines”; (ii) a code of ethics for the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, entitled “Code of Ethics for Senior Financial Officers”; and (iii) a code of business conduct and ethics for directors, officers and employees of the Company entitled “Summary of Policies on Business Conduct.” The Board annually reviews and amends, as appropriate, our governance policies and procedures.

The Corporate Governance Guidelines, the Code of Ethics for Senior Financial Officers and the Summary of Policies on Business Conduct are posted on our website, www.mineralstech.com, under the links entitled “Corporate Responsibility,” then “Corporate Governance,” and then “Policies and Charters,” and are available in print at no charge to any stockholder who requests them by writing to Secretary, Minerals Technologies Inc., 622 Third Avenue, New York, New York 10017-6707.

Meetings and Attendance

The Board met six times in 2011. Each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served in 2011. At each regular meeting of the Board, the independent (non-management) directors meet in executive session outside the presence of Mr. Muscari, the Company’s sole non-independent (management) director or any other member of management. These executive sessions, attended only by independent directors, are presided over by the chair of the committee that has primary responsibility for the principal matter to be discussed. If no specific topic is proposed for the executive session, then the position of presiding director rotates among the chairs of the Audit, Compensation, and Corporate Governance and Nominating committees.

Under our Corporate Governance Guidelines, all members of the Board are expected to attend the Annual Meeting of Stockholders. All of the members of the Board attended last year’s Annual Meeting of Stockholders, with the exception of Ms. Cholmondeley.

Director Independence

The Board has adopted the following categorical standards to guide it in determining whether a member of the Board can be considered “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange: A director will not be independent if, within the preceding three years:

➢	the director was employed by the Company, or an immediate family member of the director was employed by the Company, as an executive officer;

➢
the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pensions or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on continued service);

➢
the director was employed by or affiliated with the Company’s independent registered public accounting firm or an immediate family member of the director was employed by or affiliated with the Company’s independent registered public accounting firm in a professional capacity;

➢	the director or an immediate family member was employed as an executive officer of another company where any of the Company’s present executives served on that company’s compensation committee; and

➢
the director was an executive officer or an employee, or had an immediate family member who was an executive officer, of a company that made payments to, or received payments from, the Company for goods or services in an amount which, in any single fiscal year, exceeded the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

In the case of each director who qualifies as independent, the Board is aware of no relationships between the director and the Company and its senior management, other than the director’s membership on the Board of the Company and on committees of the Board. As a result of its application of the categorical standards and the absence of other relationships, the Board has affirmatively determined (with each member abstaining from consideration of his or her own independence) that none of the non-employee members of the Board violates the categorical standards or otherwise has a relationship with the Company and, therefore, each is independent. Specifically, the Board has affirmatively determined that Ms. Paula H.J. Cholmondeley, Dr. Robert L. Clark, Mr. Duane R. Dunham, Mr. Steven J. Golub, Mr. Michael F. Pasquale, Dr. John T. Reid, Mr. Marc E. Robinson, Ms. Barbara R. Smith, and Mr. William C. Stivers, comprising all of the non-employee directors, are independent.

Board Leadership Structure

The Company is led by Mr. Joseph C. Muscari, who has served as our Chief Executive Officer and Chairman of the Board since 2007. The Board is comprised of Mr. Muscari and 9 independent directors. The Company believes that having a combined Chief Executive Officer/Chairman of the Board provides unified leadership and direction to both the Company and the Board and has been effective for the Company. The Company believes that Mr. Muscari possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to ensure that the Board’s time and attention are focused on the most critical matters facing the Company. Mr. Muscari’s combined role also ensures clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently.

While Mr. Muscari is best positioned to lead the Board, in practice, the Board operates cooperatively. Mr. Muscari develops Board agendas in consultation with other Board members. Other directors can request an item be added to the agenda and have done so in the past. In addition, prior to each Board meeting, Mr. Muscari meets collectively with the independent chairs of the Board Committees. This approach provides for broader leadership of the Board.

Based on the current size of the Board and the Company, the Board has determined that a Lead Director is not necessary. The Board expects the independent directors to work collaboratively to discharge their Board responsibilities, including in determining items to be raised in the executive session meetings of independent directors, and directors responsible for presiding over such meetings. The Company believes that this approach effectively encourages full participation by all Board members in relevant matters, while avoiding unnecessary hierarchy. The Board believes that additional structure or formalities would not enhance the substantive corporate governance process and could restrict the access of individual Board members to management.

While the Corporate Governance Guidelines currently provide for the foregoing leadership structure, the Board reserves the right to adopt a different policy should circumstances change.

Board Size and Committees

It is the policy of the Company that the number of Directors should not exceed a number that can function efficiently as a body. The Board currently consists of ten members, nine of which have been affirmatively determined to be independent. The Board currently has the following Committees: Audit; Compensation, and Corporate Governance and Nominating. Each Committee consists entirely of independent, non-employee directors. The responsibilities of such Committees are more fully discussed below under “Committees of the Board.” The Corporate Governance and Nominating Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board and its Committees.

Identification and Evaluation of Directors

The Corporate Governance and Nominating Committee is charged with seeking individuals qualified to become directors and recommending candidates for all directorships to the full Board. The

Committee considers director candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason.

While the Board has not established any minimum set of qualifications for membership on the Board, candidates are selected for, among other things, their integrity, independence, diversity, range of experience, leadership, the ability to exercise sound judgment, the needs of the Company and the range of talent and experience already represented on the Board. See “—Director Qualifications and Diversity Considerations” below for detailed information concerning directors’ qualifications. The Committee considers director candidates suggested by members of the Committee, other directors, senior management and stockholders. The Committee has the authority to use outside search consultants in its discretion. Final approval of a candidate is determined by the full Board.

Stockholders wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Secretary, Minerals Technologies Inc., 622 Third Avenue, New York, New York 10017-6707. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the criteria discussed below. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the Committee as other suggested nominees. Stockholders wishing to nominate a director directly at a meeting of stockholders should follow the procedures set forth in the Company’s by-laws and described under “—Stockholder Proposals and Nominations,” below.

Director Qualifications and Diversity Considerations

Directors are responsible for overseeing the Company’s business and affairs consistent with their fiduciary duty to stockholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes, skills and experiences. The Board and Corporate Governance and Nominating Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Members of the Board should have a background and experience in areas important to the operations and strategy of the Company. Experience in technology, finance, manufacturing, marketing and the key global markets of the Company are among the most significant qualifications of a director. It is expected that candidates will have an appreciation of the responsibilities of a director of a company whose shares are listed on a national securities exchange. The Board and Committee also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board does not have a specific diversity policy, but believes that the composition of the Board should reflect sensitivity to the need for diversity as to geography, gender, ethnic background, profession, skills and business experience. The Committee considers the need for diversity on the Board as an important factor when identifying and evaluating potential director candidates. However, the Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director candidates. The Board believes that its members provide a significant composite mix of experience, knowledge and abilities that contribute to a more effective decision-making process and allow the Board to effectively fulfill its responsibilities.

Set forth below is a summary of the specific qualifications, attributes, skills and experience of our directors:

Paula H.J. Cholmondeley

•
High Level of Financial Literacy—Extensive financial oversight experience as a member of the Company’s Audit Committee and the audit committees of Albany International Corp. and Nationwide Mutual Fund. Also has background in accounting.

•
Industry and Technology Experience—Extensive experience in the paper industry, one of the Company’s most important market areas, as an executive with Sappi Fine Paper and as a director of Albany International Inc. Also has Board experience in the building/construction, healthcare and electrical equipment industries.

•	Board Experience—Prior service on the Company’s Board, as well as on the boards of several other companies and as independent trustee of Nationwide Mutual Funds.

•	Governmental Experience—White House Fellow assisting the U.S. Trade Representative.

•	Corporate Governance and Compliance Expertise—Chair of the Company’s Corporate Governance and Nominating Committee.

•	International Marketing and Operational Experience—Experience in international marketing, manufacturing management and operations with Sappi Fine Paper.

Robert L. Clark

•	Industry and Technology Experience—Extensive academic experience in the materials science field at the University of Rochester and Duke University.

•
Research and Development Expertise—Extensive research and development experience through various roles, including Senior Associate Dean for Research, Pratt School of Engineering, Duke University and Vice President and Senior Research Scientist for Adaptive Technologies Incorporated.

•	Intellectual Property Management Experience—Founder of the intellectual property company SparkIP.

•	Process Manufacturing Expertise—Holds a Ph.D. in Mechanical Engineering from Virginia Polytechnic Institute and State University and research in this field.

•	Government Contracting Expertise—Headed numerous research programs funded by government agencies, including the National Aeronautics and Space Administration and the National Science Foundation.

•	Board Experience—Since January 2010, has served on the Company’s Audit Committee and Corporate Governance and Nominating Committee.

Duane R. Dunham

•	Relevant Chief Executive Officer/President Experience—Former Chairman and Chief Executive Officer of Bethlehem Steel Corporation.

•	Industry and Technology Experience—Extensive experience in the steel industry, one of the Company’s most important market areas.

•	Board Experience—Prior service on the Company’s Board, as well as on the board of Bethlehem Steel Corporation.

•
Operational Experience—Experience in manufacturing, management and operations, mining operations and reserves, marketing, labor relations, environmental, health and safety oversight, compensation, and human resources oversight with Bethlehem Steel Corporation.

Steven J. Golub

•	Extensive Knowledge of the Company’s Business—Seventeen-year directorship at the Company.

•	High Level of Financial Literacy—Extensive financial oversight experience as Vice Chairman and Managing Director of Lazard LLC.

•	Operational Experience—Experience in risk management, mergers and acquisitions, compliance and government matters, and human resources oversight with Lazard LLC.

•	Compensation Expertise—Prior service on the Company’s Compensation Committee, as well as extensive compensation experience as Vice Chairman and Managing Director of Lazard LLC.

Joseph C. Muscari

•	Relevant Chief Executive Officer/President Experience—Chairman and Chief Executive Officer of the Company.

•	High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with the Company and Alcoa Inc.

•	Industry and Technology Experience—Extensive experience in the manufacturing field.

•	Board Experience—Prior service on the Company’s Board, as well as on the boards of EnerSys and Dana Holding Corporation.

•	Extensive International Experience—Experience from leadership positions with several international divisions of Alcoa, covering Asia, Latin America and Europe.

Michael F. Pasquale

•	Extensive Knowledge of the Company’s Business—Nineteen-year directorship at the Company.

•	High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with Hershey and as a member of the Company’s Audit Committee.

•	Industry and Technology Experience—Extensive experience in the consumer goods industry, an important market area of the Company.

•	Compensation Expertise—Experience serving as Chair of the Company’s Compensation Committee. Participation in compensation, benefits and related decisions in senior executive roles.

•	Relevant Commodities and Management Experience—Former Chief Operating Officer of Hershey Foods Corporation.

John T. Reid

•
Financial Literacy—Extensive financial oversight experience as a member of the Company’s Audit Committee, the audit committees of Readers’ Digest Association and Center for Global Development, and Executive Committee at Colgate-Palmolive.

•	Relevant Management Experience—Former Chief Executive Officer of CityQuicker and Vice President South Pacific and Chief Technological Officer of Colgate.

•	Industry and Technology Experience—Extensive experience with technology and in the consumer goods industry, an important market area of the Company, with Colgate-Palmolive.

•	Board Experience—Prior service on the Company’s Board, as well as on the boards of several other companies.

•	Corporate Governance Expertise—Former Chair of the Company’s Corporate Governance and Nominating Committee.

•	International Experience—Experience from leadership positions with Pfizer and Colgate-Palmolive international organizations, including Asia, Europe and South Pacific.

Marc E. Robinson

• High Level of Financial Literacy—Extensive experience in managing global and regional business units for Johnson & Johnson, Pfizer Inc., and Warner-Lambert Company.

•
Industry and Technology Experience—Extensive  strategic  and operational  experience  in  the consumer  health  care industry, with  special  focus in marketing, sales, research and development,  finance,  and  human  resources at Johnson & Johnson, Pfizer Inc.,  and Warner-Lambert Company.

•	Operational Experience—Extensive experience in innovation, human capital development, mergers and acquisitions, licensing, and global marketing.

•	Global Expertise—Extensive global experience managing large multi-functional businesses in emerging and developed markets in North America, Europe, Pacific, Asia, and Latin America.

Barbara R. Smith

•
High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with Commercial Metals Company, Gerdau Ameristeel and FARO Technologies Inc., plus over 20 years’ experience in a variety of financial leadership positions with Alcoa Inc.

•
Industry and Technology Experience—Extensive experience in the steel industry, one of the Company’s most important markets, as well as in the areas of aerospace, automotive and commercial transportation, much of which are cyclical, commodity-based markets like the Company’s.

•	Operational Experience—Experience in manufacturing mergers and acquisitions, capital markets, and joint ventures.

•	International Experience—Experience from leadership positions in international organizations with Commercial Metals Company, Gerdau Ameristeel, FARO Technologies and Alcoa.

William C. Stivers

•
High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with Weyerhaeuser Company and First Interstate Bank of California, as a member of the Company’s Audit Committee and the audit committees of Factory Mutual Insurance Company and Domtar Corporation, as Chairman of the Finance Committee of Factory Mutual Insurance Company, and as a member of the Financial Executives Institute.

•	Industry and Technology Experience—Extensive experience in the paper industry, one of the Company’s most important market areas.

•	Board Experience—Prior service on the Company’s Board, as well as on the boards of several other companies.

•
Banking Expertise—Extensive experience serving as assistant vice president and vice president of First Interstate Bank of California and as a past member of Chase Manhattan Bank’s National Advisory Board.

•	Operational Experience—Experience in risk management and mergers and acquisitions through various positions with Weyerhaeuser Company and First Interstate Bank of California.

Board and Committee Self-Evaluation

The members of the Board and each Committee are required to conduct a self-evaluation of their performance. The evaluation process is organized by the Corporate Governance and Nominating Committee, occurs at least annually, and in re-evaluated each year to ensure it complies with current best practices. The evaluation is part of a detailed review of directors’ qualifications for re-nomination.

Term Limits

The Board does not endorse arbitrary term limits on directors’ service. However, it is the policy of the Company that each director shall submit his or her resignation from the Board not later than the date of his or her 72nd birthday. The Board will then determine whether to accept such resignation. The Board self-evaluation process is an important determinant for continuing service. In accordance with this policy, Mr. Stivers submitted his resignation to the Board upon reaching his 72nd birthday during 2010. However, in light of the Board’s determination of the value that Mr. Stivers’s continuing service on the Board provides to the Company, the Board did not accept his resignation at such time. In 2012, Mr. Stivers again submitted, and the Board accepted, his resignation as of the date of the 2012 Annual Meeting.  In addition, Dr. Reid will be age 72 by the date of the 2012 Annual Meeting.  Dr. Reid has not been re-nominated for a new term as director, and, accordingly, his term as director will conclude at the 2012 Annual Meeting.

Director Stock Ownership Requirements

The Board updated its director stock ownership guidelines in 2012. Under the Company’s Corporate Governance Guidelines, each director is now required to own by the end of the first 36 months of service as a director and maintain throughout their service as a director:

•	At least 200 shares of the Company’s common stock outright (excluding any stock units awarded by the Company and any unexercised stock options); and

•
a number of shares equal to three times the then current annual cash retainer for directors (inclusive of any stock units , restricted stock or similar awards by the Company in connection with service as an employee or Director, and, if applicable, shares purchased with amounts invested in the MTI retirement plans, but excluding any unexercised stock options).

As of January 31, 2012, all of the Company’s directors who had served the 36 months for this requirement to apply met the requirement.

The Board’s Role in Risk Oversight

The Board has responsibility for risk oversight, including understanding critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, and seeing that such risk management processes are functioning adequately. It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Company’s management has several layers of risk oversight, including through the Company’s Strategic Risk Committee. Management communicates routinely with the Board, Board Committees and individual directors on the significant risks identified and how they are being managed, including reports by the Strategic Risk Committee to the Board that are at least annual.

The Board implements its risk oversight function both as a whole and through Committees, which regularly provide reports regarding their activities to the Board. In accordance with New York Stock Exchange requirements, the Audit Committee regularly reviews the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, and assists in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. The Governance Committee reviews the risks associated with the Company’s governance practices, such as any lack of independence of directors. The Compensation Committee considers risks related to the attraction and retention of personnel and risks relating to the design of compensation programs and arrangements applicable to both employees and executive officers, including the Company’s annual incentive and long-term incentive programs. We have concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The Board’s Role in Succession Planning

The Board regularly reviews plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior managers and of their potential to succeed him or her. The Chief Executive Officer also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

Stockholder Proposals and Nominations

The Company’s by-laws describe the procedures that a stockholder must follow to nominate a candidate for director or to introduce an item of business at a meeting of stockholders. These procedures provide that nominations for directors and items of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of Minerals Technologies Inc. at 622 Third Avenue, New York, New York 10017-6707. If intended to be considered at an annual meeting, the nomination or proposed item of business must be received not less than 70 days nor more than 90 days in advance of the first anniversary of the previous year’s annual meeting. Therefore, for purposes of the 2013 annual meeting, any nomination or proposal must be received between February 15 and March 7, 2013. With respect to any other meeting of stockholders, the nomination or item of business must be received not later than the close of business on the tenth day following the date of our public announcement of the date of the meeting. Under the rules of the Securities and Exchange Commission (“SEC”), if a stockholder proposal intended to be presented at the 2013 annual meeting is to be included in the proxy statement and form of proxy relating to that meeting, we must receive the proposal at the address above no later than 120 days before the anniversary of the mailing date of the Company’s proxy statement in connection with the 2012 annual meeting. Therefore, for purposes of the 2013 annual meeting, any such proposal must be received no later than December 7, 2012.

The nomination or item of business must contain:

➢	The name and address of the stockholder giving notice, as they appear in our books (and of the beneficial owner, if other than the stockholder, on whose behalf the proposal is made);

➢
the class and number of shares of stock owned of record or beneficially by the stockholder giving notice (and by the beneficial owner, if other than the stockholder, on whose behalf the proposal is made);

➢	a representation that the stockholder is a holder of record of stock entitled to vote at the meeting, and intends to appear at the meeting in person or by proxy to make the proposal; and

➢
a representation whether the stockholder (or beneficial owner, if any) intends, or is part of a group which intends, to deliver a proxy statement and form of proxy to holders of at least the percentage of outstanding stock required to elect the nominee or approve the proposal and/or otherwise solicit proxies from stockholders in support of the nomination or proposal.

Any notice regarding the introduction of an item of business at a meeting of stockholders must also include:

➢	A brief description of the business desired to be brought before the meeting;

➢	the reason for conducting the business at the meeting;

➢	any material interest in the item of business of the stockholder giving notice (and of the beneficial owner, if other than the stockholder, on whose behalf the proposal is made); and

➢	if the business includes a proposal to amend the by-laws, the language of the proposed amendment.

Any nomination of a candidate for director must also include:

➢	A signed consent of the nominee to serve as a director, if elected;

➢	the name, age, business address, residential address and principal occupation or employment of the nominee;

➢	the number of shares of the Company’s common stock beneficially owned by the nominee; and

➢	any additional information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of that nominee as a director.

Communications with Directors

Stockholders and any other interested parties may communicate by e-mail with the independent members of the Board at the following address: independent.directors@mineralstech.com. The independent members of the Board have access to all messages sent to this address; the messages are monitored by the office of the General Counsel of the Company. No message sent to this address will be deleted without the approval of the chair of the committee of the Board with primary responsibility for the principal subject matter of the message.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established and approved formal written charters for an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The full texts of the charters of these three committees are available on our website, www.mineralstech.com, by clicking on “Corporate Responsibility,” then “Corporate Governance,” and then “Policies and Charters.” The charters are also available in print at no charge to any stockholder who requests them by writing to Secretary, Minerals Technologies Inc., 622 Third Avenue, New York, New York 10017-6707.

The Audit Committee

The Audit Committee currently consists of Ms. Smith (Chair), Ms. Cholmondeley, Dr. Clark, Mr. Pasquale, Dr. Reid, Mr. Robinson, and Mr. Stivers, none of whom is an employee of the Company. The Board has determined that each member of the Audit Committee is independent and financially literate in accordance with the rules of the New York Stock Exchange, as well as being independent under the rules of the SEC. The Board has also determined that each of Ms. Smith, Chair of the Audit Committee, Mr. Pasquale, and Mr. Stivers is an “audit committee financial expert” for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 and has “financial expertise” for purposes of the rules of the New York Stock Exchange. The Audit Committee met seven times in 2011.

The primary duties of the Audit Committee are:

➢
To assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm, and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm;

➢
to appoint, compensate, and oversee the work of the independent registered public accounting firm employed by the Company (including resolution of disagreements between management and the auditors concerning financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm shall report directly to the Committee;

➢	to prepare the report of the Committee required by the rules of the SEC to be included in the Company’s annual proxy statement; and

➢
to discuss the Company’s policies with respect to risk assessment and risk management, in executive sessions and with management, the internal auditors and the independent auditor, in particular with respect to the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

In addition to its regularly scheduled meetings, the Audit Committee is available either as a group or individually to discuss any matters that might affect the financial statements, internal controls or other financial aspects of the operations of the Company. The Chair of the Audit Committee may be reached at the following e-mail address: audit.chair@mineralstech.com.

The Compensation Committee

The Compensation Committee currently consists of Mr. Pasquale (Chair), Mr. Dunham, Mr. Golub, Ms. Smith and Mr. Stivers, none of whom is an employee of the Company. The Board has determined that each of the members of the Compensation Committee is independent in accordance with the rules of the New York Stock Exchange. The Compensation Committee met four times in 2011.

The primary duties of the Compensation Committee are:

➢	To participate in the development of our compensation and benefits policies;

➢	to establish, and from time to time vary, the salaries and other compensation of the Company’s Chief Executive Officer and other elected officers;

➢
to review the Company’s incentive structure to avoid encouraging excessive risk-taking through financial incentives as well as the relationship between compensation and the Company’s risk management policies and practices; and

➢	to participate in top-level management succession planning.

See “Compensation Discussion and Analysis” and “Report of the Compensation Committee” below for further discussion of the Compensation Committee’s activities in 2011. The Chair of the Compensation Committee may be reached at the following e-mail address: compensation.chair@mineralstech.com.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks or insider (employee) participation during 2011.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Ms. Cholmondeley (Chair), Dr. Clark, Mr. Dunham, Dr. Reid, and Mr. Robinson, none of whom is an employee of the Company. The Board has determined that each of the members of the Corporate Governance and Nominating Committee is independent in accordance with the rules of the New York Stock Exchange. The Corporate Governance and Nominating Committee met four times in 2011.

The primary duties of the Corporate Governance and Nominating Committee are:

➢
The identification of individuals qualified to become Board members and the recommendation to the Board of nominees for election to the Board at the next annual meeting of stockholders or whenever a vacancy shall occur on the Board;

➢	the establishment and operation of committees of the Board;

➢	the development and recommendation to the Board of corporate governance principles applicable to the Company; and

➢	the oversight of an annual review of the Board’s performance.

The Corporate Governance and Nominating Committee is charged with recommending candidates for all directorships to the full Board. The Corporate Governance and Nominating Committee monitors the composition of the Board to assure that it contains a reasonable balance of professional interests, business experience, financial experience, and independent directors. If the Committee determines that it is in the best interests of the Company to add new Board members, it will identify and evaluate candidates as discussed in more detail above under “Corporate Governance—Identification and Evaluation of Directors.” Candidates are considered y the Committee in light of the qualifications for directors set forth above under “Corporate Governance—Director Qualifications and Diversity Considerations.”

See “Report of the Corporate Governance and Nominating Committee,” below, for further discussion of the Corporate Governance and Nominating Committee’s activities in 2011. The Chair of the Corporate Governance and Nominating Committee may be reached at the following e-mail address: governance.chair@mineralstech.com.

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

This report is an annual voluntary governance practice that highlights the Corporate Governance and Nominating Committee’s activities during 2011.

Governance Initiative. The Committee continued to spend considerable time reviewing and monitoring governance developments in 2011. The Committee reviewed the Company’s policies on corporate governance, including the Corporate Governance Guidelines, and charter of the Board’s committees, including the charter of the Corporate Governance and Nominating Committee, to ensure compliance with all regulatory requirements. This and other measures were taken to ensure that the Company’s corporate governance practices meet applicable legal and regulatory requirements and emerging best governance practices and that the governance practices of the Board are transparent to shareholders and other interested parties. A substantial amount of time continued to be devoted to analyzing and understanding the requirements of the Dodd-Frank legislation and, in particular, developments with respect to the advisory vote to approve executive compensation (“say-on-pay”) requirement. The Committee also reviewed the reports and analyses of various proxy advisory services regarding areas of possible improvement in corporate governance practices.  As a result, the Committee recommended, and the Board approved, an increase in the stock ownership requirements for the Company’s directors.

Director Qualifications. As part of its annual assessment process, the Committee reviewed the skills, experiences and competencies that the Board as a whole should possess. In light of this review, the Committee evaluated the skills, experiences and competencies of each member of the Board based on their respective expertise, background and industry experience. This evaluation was then reviewed and discussed by the entire Board. It was determined by the Board that the Company’s and stockholders’ interests are well represented based on the results of this evaluation. The material qualifications, attributes, skills and experiences of each of the Company’s directors are set forth above under “Corporate Governance—Director Qualifications and Diversity Considerations.”

Annual Performance Assessment. The Committee reviewed the Board’s current evaluation process and continued to update the evaluation tools to incorporate the best practices.  As in 2010, the Board’s annual evaluation of the effectiveness and contributions of the Board was conducted via an electronic Board Self Assessment Survey.

Director Search. In 2010, the Committee conducted a review of then-current Board members to determine the adequacy of succession plans for Board members and determined that an additional Board member should be added in 2011. The Committee continued in 2011 to review such succession plans in connection with the forthcoming retirements of Mr. Stivers and Dr. Reid and determined to add another director to the Board in 2012.  The Committee continued its efforts to recruit and consider candidates to fill these positions in accordance with the process set forth in the section “Corporate Governance—Identification and Evaluation of Directors” and given the considerations set forth above under “Corporate Governance—Director Qualifications and Diversity Considerations.” As a result of this effort, the Board elected Ms. Smith as a director in 2011 and Mr. Robinson as a director in 2012.

Continuing Education for Directors. The Committee reviewed and updated the orientation initiatives for new directors and the ongoing education programs such as outside speakers on relevant topics, presentations on financial and audit controls as well as reviewing opportunities to visit key projects and sites for the company. In particular, the Committee reviewed the effectiveness of the orientation program used for Ms. Smith and determined to use it for future directors, including Mr. Robinson.  The Committee also reviewed the Board’s practice of encouraging director visits to Company facilities, such as Ms. Cholmondeley’s visit to the Company’s Ferrotron facility in Germany in 2011, and considered expanding the program to include director visits with key customers.

Crisis Management. The Committee reviewed the Company’s Crisis Management Policy and Plan. As part of such review, the Committee also reviewed the Company’s actual response to a propane release incident that occurred in January of 2011. The Committee also discussed the procedure and plan for various potential crisis scenarios with members of the Company’s Crisis Management Team.

Operational Excellence.  In connection with the Company’s ongoing Operational Excellence program, Mr. Dunham participated in the committee evaluating candidates for the 2011 Chairman’s

Operational Excellence Award. First instituted in 2008, the Award recognizes those units of the company that have significantly advanced the deployment of Operational Excellence.

Sustainability Report.  The Committee also reviews and comments on the Company’s annual Corporate Responsibility & Sustainability Report.

Paula H.J. Cholmondeley, Chair
Robert L. Clark
Duane R. Dunham
John T. Reid
Marc E. Robinson

EXECUTIVE OFFICERS

Set forth below are the names and ages of all executive officers of the Company indicating all positions and offices with the Company held by each such person, and each such person’s principal occupations or employment during the past five years.

Name	Age	Position
Joseph C. Muscari	65	Chairman of the Board and Chief Executive Officer
Douglas T. Dietrich	43	Senior Vice President, Finance and Treasury, Chief Financial Officer
Douglas W. Mayger	54	Senior Vice President, Performance Minerals and MTI Supply Chain
Thomas J. Meek	55	Senior Vice President, General Counsel and Secretary, Chief Compliance Officer
D.J. Monagle, III	49	Senior Vice President and Managing Director, Paper PCC
Michael A. Cipolla	54	Vice President, Corporate Controller and Chief Accounting Officer
Jonathan J. Hastings	54	Vice President, Corporate Development
Johannes C. Schut	47	Vice President and Managing Director, Minteq International

Joseph C. Muscari was elected Chairman of the Board and Chief Executive Officer effective March 1, 2007. Prior to that, he was Executive Vice President and Chief Financial Officer of Alcoa Inc. He has served as a member of the Board of Directors since 2005.

Douglas T. Dietrich was elected Senior Vice President, Finance and Treasury, Chief Financial Officer effective January 1, 2011.  Prior to that, he was appointed Vice President, Corporate Development and Treasury effective August 2007. He had been Vice President, Alcoa Wheel Products since 2006 and President, Latin America Extrusions and Global Rod and Bar Products since 2002.

Douglas W. Mayger was elected Senior Vice President, Performance Minerals and Supply Chain in June 2011.  Prior to that, he was Vice President and Managing Director, Performance Minerals which encompasses the Processed Minerals product line and the Specialty PCC product line, effective October 1, 2008. Prior to that, he was General Manager - Carbonates West, Performance Minerals and Business Manager - Western Region. Before joining the Company as plant manager in Lucerne Valley in 2002, he served as Vice President of Operations for Aggregate Industries.

Thomas J. Meek was elected Senior Vice President, General Counsel and Secretary, Chief Compliance Officer in October 2011.  Prior to that, he was Vice President, General Counsel and Secretary of the Company effective September 1, 2009.  Prior to that, he served as Deputy General Counsel at Alcoa.  Before joining Alcoa in 1999, Mr. Meek worked with Koch Industries, Inc. of Wichita, Kansas, where he held numerous supervisory positions.  His last position there was Interim General Counsel.  From 1985 to 1990, Mr. Meek was an Associate/Partner in the Wichita, Kansas law firm of McDonald, Tinker, Skaer, Quinn & Herrington, P.A.

D.J. Monagle, III was elected Senior Vice President and Managing Director, Paper PCC, effective October 1, 2008.  In November 2007, he was appointed Vice President and Managing Director - Performance Minerals. He joined the Company in January of 2003 and held positions of increasing responsibility including Vice President, Americas, Paper PCC and Global Marketing Director, Paper PCC. Before joining the Company, Mr. Monagle worked for the Paper Technology Group at Hercules between 1990 and 2003, where he held sales and marketing positions of increasing responsibility.  Between 1985 and 1990, he served as an aviation officer in the U.S. Army’s 11th Armored Cavalry Regiment, leaving the service as a troop commander with a rank of Captain.

Michael A. Cipolla was elected Vice President, Corporate Controller and Chief Accounting Officer in July 2003.  Prior to that, he served as Corporate Controller and Chief Accounting Officer of the Company since 1998.  From 1992 to 1998 he served as Assistant Corporate Controller.

Jonathan J. Hastings was elected Vice President, Corporate Development effective September 2011.  Prior to that, he was Senior Director of Strategy and New Business Development - Coatings, Global at The Dow Chemical Company.  Prior to that he held positions of increasing responsibility at Rohm and Haas, including Vice President & General Manager - Packaging and Building Materials - Europe.

Johannes C. Schut was elected Vice President and Managing Director, Minteq International in March 2011.  He joined the Company in 2004 as Director of Finance - Europe.  In 2006, he was named

Vice President, Minteq - Europe including Middle East and India.  Before joining Minerals Technologies Inc., Mr. Schut held positions of increasing responsibility with Royal Phillips Electronics and Royal FrieslandCampina - DMV International.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the Company’s best interests and those of our stockholders. Therefore, our Board has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which the Company participates and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally or (2) transactions involving less than $120,000 when aggregated with all similar transactions during the course of the fiscal year.

Under the policy, a related party transaction may be entered into only (i) if the Corporate Governance and Nominating Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, or (ii) if the transaction has been approved by the disinterested members of the Board. Related party transactions may be approved or ratified only if the Corporate Governance and Nominating Committee or the disinterested members of the Board determine that, under all of the circumstances, the transaction is in the best interests of the Company.

2011 Related Party Transactions

Our directors had no related party transactions in 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership of Company common stock, as of January 31, 2012, by (i) each stockholder known to the Company that beneficially owned more than 5% of Company common stock, (ii) each director and nominee, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership(b)		Percent of Class	Number of Share Equivalent Units Owned(c)
Common	Blackrock, Inc.	1,376,094	(d)	7.8%	—
	40 East 52nd Street
	New York, NY 10022
	Royce & Associates LLC	1,063,867	(e)	6.0%	—
	745 Fifth Avenue
	New York, NY 10151
	Tocqueville Asset Management LP	976,000	(f)	5.5%	—
	40 West 57th Street
	New York, NY 10019
	J.C. Muscari	310,579	(g)	*	7,638
	D.T. Dietrich	31,037	(h)	*	573
	D.J. Monagle	41,001	(i)	*	882
	T.J. Meek	17,043	(j)	*	1,080
	D.W. Mayger	13,302	(k)	*	173
	D.R. Harrison	72,214	(l)	*	2,162
	P.H.J. Cholmondeley	600		*	8,035
	R.L. Clark	0		*	2,189
	D.R. Dunham	600		*	8,339
	S.J. Golub	3,100		*	23,719
	M.F. Pasquale	1,200		*	12,324
	J.T. Reid	1,250	(m)	*	18,038
	M.E. Robinson	0		*	0
	B.R. Smith	0		*	907
	W.C. Stivers	2,000		*	8,226
	Directors and Officers as a group	541,653	(n)	3.0%	96,581
	(19 individuals)

  *           Less than 1%.

(a)	The address of each director and officer is c/o Minerals Technologies Inc., 622 Third Avenue, New York, New York 10017-6707.

(b)	Sole voting and investment power, except as otherwise indicated. Does not include “Share Equivalent Units.”

(c)
“Share Equivalent Units,” which entitle the officer or director to a cash benefit equal to the number of units in his or her account multiplied by the closing price of our common stock on the business day prior to the date of payment, have been credited to Messrs. Muscari, Dietrich, Monagle, Meek, Mayger and Harrison under the Nonfunded Deferred Compensation and Supplemental Savings Plan; and to Ms. Cholmondeley, Dr. Clark, Ms. Smith, Messrs. Dunham, Golub, Muscari, Pasquale, Robinson, Stivers and Dr. Reid under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors. (See “Director Compensation” below).

(d)
Based on a statement on Schedule 13G/A filed on February 10, 2012 with the SEC on behalf of Blackrock, Inc. According to Blackrock Inc.’s Schedule 13G/A, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s common stock, but no such person’s interest in the Company’s common stock is more than five percent of the Company’s aggregate outstanding shares of common stock.

(e)	Based on a statement on Schedule 13G filed on January 19, 2012 with the SEC on behalf of investment adviser Royce & Associates LLC.

(f)	Based on a statement on Schedule 13G filed on January 30, 2012 with the SEC on behalf of investment adviser Tocqueville Asset Management LP.

(g)
300 of these shares are held by Mr. Muscari and his wife as joint tenants, and Mr. Muscari has shared investment and voting power with respect to these shares. 238,236 of these shares are subject to options which are exercisable currently or within 60 days.

(h)	22,663 of these shares are subject to options which are exercisable currently or within 60 days.

(i)	29,378 of these shares are subject to options which are exercisable currently or within 60 days.

(j)	12,543 of these shares are subject to options which are exercisable currently or within 60 days.

(k)	7,016 of these shares are subject to options which are exercisable currently or within 60 days.

(l)	51,655 of these shares are subject to options which are exercisable currently or within 60 days.

(m)	All 1,250 shares are held by Dr. Reid and his wife as joint tenants, and Dr. Reid has shared investment and voting power with respect to these shares.

(n)	389,322 of these shares are subject to options which are exercisable currently or within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of our records and of copies furnished to us of reports under Section 16(a) of the Securities Exchange Act of 1934, or written representations that no such reports were required, we believe that all reports required to be filed by our directors, officers and greater than 10% stockholders were timely filed, except for nine Form 4’s covering one transaction each were filed late by:  Paula H.J. Cholmondeley, Robert L. Clark, Duane R. Dunham, Steven J. Golub, Joseph C. Muscari, Michael F. Pasquale, John T. Reid, William C. Stivers and Janet L. Walsh.

ITEM 1—ELECTION OF DIRECTORS

The Board is divided into three classes. One class is elected each year for a three-year term. This year the Board has nominated Dr. Robert L. Clark, Mr. Michael F. Pasquale, and Mr. Marc E. Robinson, who are currently directors of the Company, to serve for a three-year term expiring at the Annual Meeting to be held in 2015.

In 2011, the Board elected Ms. Barbara R. Smith as director, to serve in the class whose term expires in 2013.  In 2012, the Board elected Mr. Marc E. Robinson as director, to serve in the class whose term expires in 2012.  Also in 2012, Mr. William C. Stivers, who is currently a director, submitted, and the Board accepted, his resignation as of the date of the 2012 Annual Meeting and Dr. John T. Reid, who is also currently a director serving a term expiring at the 2012 Annual Meeting, was not re-nominated for a new term as director in accordance with the Board policy on the maximum age for directors.  Accordingly, the terms of Mr. Stivers and Dr. Reid as directors will conclude at the 2012 Annual Meeting.  In accordance with the By-Laws of the Company, the Board has fixed the size of the Board at eight directors upon the 2012 Annual Meeting.

The Board expects that the nominees will be available for election. If one or more nominees should become unavailable, your proxy would be voted for a nominee or nominees who would be designated by the Board, unless the Board reduces the number of directors.

The Board unanimously recommends a vote FOR election of each of Dr. Robert L. Clark, Mr. Michael F. Pasquale, and Mr. Marc E. Robinson.

Name and Age as of the May 16, 2012 Meeting Date		Position, Principal Occupation, Business Experience and Directorships

NOMINEES FOR DIRECTORS FOR TERMS EXPIRING IN 2015
Robert L. Clark	48

Professor and Dean of the School of Engineering and Applied Sciences, University of Rochester since September 2008. Dean of the Pratt School of Engineering at Duke University August 2007 to September 2008. Between 1992 and August 2007, held increasing positions of academic responsibility at Duke University from Assistant Professor to Senior Associate Dean of Pratt School of Engineering and Chair, Mechanical Engineering and Materials Science. Director of Minerals Technologies Inc. and member of the Audit Committee and the Corporate Governance and Nominating Committee as of January 2010.

Michael F. Pasquale	65

Business consultant since January 2001. Executive Vice President and Chief Operating Officer of Hershey Foods Corporation from February 2000 to December 2000. Prior to holding this position, Mr. Pasquale was Senior Vice President, Confectionery and Grocery of Hershey from 1999 to February 2000, President of Hershey Chocolate North America from 1995 to 1998, President of Hershey Chocolate USA from 1994 to 1995, and Senior Vice President and Chief Financial Officer of Hershey Foods Corporation from 1988 to 1994. Director of Minerals Technologies Inc. since 1992. Chair of the Compensation Committee and member of the Audit Committee of Minerals Technologies Inc.

Name and Age as of the May 16, 2012 Meeting Date		Position, Principal Occupation, Business Experience and Directorships

Marc E. Robinson	51
Senior Executive Advisor of Booz & Company as of December 2011.  Company Group Chairman of Johnson & Johnson from 2007 to September 2011.  Global President Consumer Healthcare Division of Pfizer from 2003 to 2006.  Regional President, Australia and New Zealand of Warner-Lambert Company from 1999 to 2000.  General Manager European Business Process Improvement of Warner Lambert Company from 1996 to 1998.  Marketing Assistant, Assistant Product Manager of General Mills from 1984 to 1986.  Director of Minerals Technologies Inc. and member of the Audit Committee and the Corporate Governance and Nominating Committee as of January 2012.

		DIRECTORS WHOSE TERMS EXPIRE IN 2013
Joseph C. Muscari	65
Chairman and Chief Executive Officer of Minerals Technologies Inc. since March 1, 2007. Executive Vice President and Chief Financial Officer from January 1, 2006 to December 31, 2006 and Executive Vice President from January 1, 2007 to February 28, 2007 of Alcoa Inc., a producer of aluminum and aluminum products and components and other consumer products. Executive Vice President, Alcoa Inc., and Group President—Rigid Packaging, Foil & Asia from 2004 to 2005; Executive Vice President and Group President, Asia & Latin America from 2001 to 2004; and Vice President Environment, Health, Safety, Audit and Compliance from 1997 to 2001 of Alcoa Inc. Director of Aluminum Corporation of China Limited 2002 to 2007. Director of Dana Holding Corporation since May 2010. Director of EnerSys since June 2008. Director of Minerals Technologies Inc. since January 2005.

Barbara R. Smith	52
Senior Vice President and Chief Financial Officer of Commercial Metals Company since June 2011. Vice President and Chief Financial Officer of Gerdau Ameristeel from 2007-2011 and Treasurer beginning from July 2006. Senior Vice President and Chief Financial Office of FARO Technologies, Inc. from February 2005 to July 2006.  During the more than 20 prior years, Ms. Smith held positions of increasing financial leadership with Alcoa Inc.  Director of Minerals Technologies Inc. since May 2011. Chair of the Audit Committee and member of the Compensation Committee of Minerals Technologies Inc.

Name and Age as of the May 16, 2012 Meeting Date	Position, Principal Occupation, Business Experience and Directorships

DIRECTORS WHOSE TERMS EXPIRE IN 2014

Paula H.J. Cholmondeley	65
Former Vice President and General Manager, Specialty Products from 2000 to 2004 of Sappi Fine Paper, North America, a producer of coated fine paper. Ms. Cholmondeley held senior positions with various companies from 1980 through 1998 including Owens Corning, The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a former certified public accountant, is an alumnus of Howard University and received a Masters Degree in Accounting from the University of Pennsylvania, Wharton School of Finance. Member of the Board of Directors of Dentsply International Inc., Terex Corporation and Albany International Corp., and also a member of the audit committees of Albany and Nationwide Mutual Funds. Independent trustee of Nationwide Mutual Funds.  Part-time member of the Board Services faculty of the National Association of Corporate Directors.  Director of Minerals Technologies Inc. since January 2005. Member of the Audit Committee and Chair of the Corporate Governance and Nominating Committee of Minerals Technologies Inc.

Duane R. Dunham	70
Retired President and Chief Operating Officer of Bethlehem Steel Corporation since January 2002. Chairman and Chief Executive Officer of Bethlehem Steel from April 2000 to September 2001. President and Chief Operating Officer from 1999 to April 2000 and President of the Sparrows Point division from 1993 to 1999. Director of Bethlehem Steel Corporation from 1999 to 2002. Director of Minerals Technologies Inc. since 2002. Member of the Compensation Committee and the Corporate Governance and Nominating Committee of Minerals Technologies Inc.

Steven J. Golub	66
Retired Vice Chairman of the investment banking firm of Lazard LLC, serving as Vice Chairman from 2005 to 2011, and Managing Director from 1986 to 2011. Director of Minerals Technologies Inc. since 1993. Member of the Compensation Committee of Minerals Technologies Inc.

		DIRECTORS WHOSE TERMS EXPIRE IN 2012
John T. Reid	72
Adjunct Professor, Stern Business School, New York University 2001-2005. Chief Executive Officer of CityQuicker, a website providing information for expatriate executives and their families, from 2000 to 2001. Chief Technological Officer of Colgate-Palmolive Company, a global manufacturer of consumer products, from 1997 to 2000. Member of the Board of Directors, and of the Executive Committee and Audit Committee, of Center for Global Development since 2001. Member of the Board of Directors of Citizens’ Committee for Children since 2002-2009. President, American Friends of Maungatautari since 2006. Member of Advisory Board, Beachheads, New Zealand Trade and Enterprise, since 2007. Director and member of the Audit Committee of Readers’ Digest Association, 2005-2007. Director of Minerals Technologies Inc. since February 2003.  Member of the Audit Committee and the Corporate Governance and Nominating Committee of Minerals Technologies Inc.

William C. Stivers	73
Retired Executive Vice President of Weyerhaeuser Company, serving as Chief Financial Officer from 1990 to 2003, Treasurer from 1972 to 1990 and a director and/or officer of various Weyerhaeuser subsidiaries and affiliates. Former member of the Board of the Factory Mutual Insurance Company, Chairman of its Finance Committee, and a member of its Audit Committee. Assistant Vice President and Vice President of First Interstate Bank of California (formerly United California Bank) from 1962 to 1970. Member of the Financial Executives Institute. Former Director of Domtar Corporation and member of its Audit Committee since 2007 and its Finance Committee since 2010. Director of Minerals Technologies Inc. since 2003. Member of the Audit Committee and the Compensation Committee of Minerals Technologies Inc.

ITEM 2—RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee of the Board has appointed KPMG to serve as our independent registered public accounting firm for the current fiscal year, subject to the approval of the stockholders. KPMG and its predecessors have audited the financial records of the businesses that comprise the Company for many years. We consider the firm well qualified.

We expect that representatives of KPMG will be present at the Annual Meeting of Stockholders. These representatives will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. As part of fulfilling its oversight responsibility, the Audit Committee reviewed and discussed with management the audited financial statements of the Company, including the audit of the effective operation of, and internal control over, financial reporting, for the fiscal year ended December 31, 2011. In addition, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee has discussed with KPMG the independent accountant’s independence from the Company and has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Principal Accounting Fees and Services

The Company incurred the following fees for services performed by KPMG in fiscal years 2011 and 2010:

	2011	2010
Audit Fees	$1,655,000	$1,757,607
Audit Related Fees	59,966	63,900
Tax Fees	80,148	9,000
All Other Fees	5,777	9,300
Total Fees	$1,800,891	$1,839,807

Audit Fees. Audit fees are fees the Company paid to KPMG for professional services for the audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K, including fees associated with the audit of the effective operation of, and internal control over financial reporting, and review of financial statements included in Quarterly Reports on Form 10-Q, or for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit Related Fees. Audit related fees are billed by KPMG for assurance and related services that are reasonably related to the audit or review of the Company’s financial statements, including due diligence and benefit plan audits.

Tax Fees. Tax fees are fees billed by KPMG for tax compliance, tax advice and tax planning.

All Other Fees. All other fees are fees billed by KPMG to the Company for any services not included in the first three categories.

Pre-Approval Policy. The Audit Committee established a policy that requires it to approve all services provided by its independent registered public accounting firm before the independent registered public accounting firm provides those services. The Audit Committee has pre-approved the engagement of the independent registered public accounting firm for audit services, audit-related services, tax services and all other fees within defined limits. All of the Audit Related Fees, Tax Fees and All Other Fees paid to KPMG were approved by the Audit Committee in accordance with its pre-approval policy in fiscal year 2011.

The Audit Committee considered all these services in connection with KPMG’s audits of the Company’s financial statements, and the effective operation of, and internal control over, financial reporting for the fiscal years ended December 31, 2011 and 2010, and concluded that they were compatible with maintaining KPMG’s independence from the Company in the applicable periods.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Barbara R. Smith, Chair
Paula H.J. Cholmondeley
Robert L. Clark
Michael F. Pasquale
John T. Reid Marc E. Robinson William C. Stivers

ITEM 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board of Directors is asking you to approve, on an advisory basis, the 2011 compensation of our named executive officers as described in the “Compensation Discussion and Analysis” and “Compensation of Executive Officers and Directors” sections of this Proxy Statement. This proposal is commonly known as “say-on-pay.”

While this vote is advisory, and not binding on the Company, the Compensation Committee or the Board of Directors, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the future. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. You should read the Compensation Discussion and Analysis, which discusses how our executive compensation policies and programs implement our executive compensation philosophy, and the Compensation of Executive Officers and Directors section which summarizes the 2011 compensation of our named executive officers. In determining whether to approve this proposal, we believe you should consider in particular how we link pay to performance, which is discussed in detail in the Executive Summary of the Compensation Discussion and Analysis, and includes the following key factors:

•
Our executive compensation program is designed to establish a strong pay-for-performance culture based on the achievement of key business objectives and reinforced by incentive-based pay. While total remuneration opportunities for executives were set at competitive levels that help us attract and retain talented managers essential to the long-term success of MTI, most of the executives’ compensation could be realized only upon the attainment of high levels of performance. Our 2011 Annual Incentive Plan was based on attainment of key business objectives, including operating income and return on capital, that are both financial and non-financial in nature.

•
Our executive compensation program has been designed to align management’s interests with our stockholders’ interests. We encourage long-term stock ownership by our executive officers, and maintain stock ownership guidelines which require that our named executive officers hold amounts of our common stock with values at least equal to specified multiples of their respective base salaries. In addition, we require that our officers retain a certain amount of stock received pursuant to exercises of stock options and vesting of Deferred Restricted Stock Units (“DRSUs”) for five years. Approximately one-third of our named executive officers’ 2011 total direct remuneration was in the form of equity awards. In 2012, we also strengthened our director stock ownership guidelines to require that our directors hold greater amounts of our stock. Further, our Performance Unit metrics were, in part, based on comparison of our stock price to the market.

•
Our executive compensation program is designed to reward the achievement of the short-term and long-term objectives of the Company. Over half of our named executive officers’ 2011 total direct remuneration was comprised of long-term components. Generally, our stock options and DRSUs vest over a period of three years.

•
Our executive compensation has in fact been well-aligned with performance. As discussed in more detail below under Compensation Discussion and Analysis, our performance was quite strong in 2011. This performance correlates with the payouts under our Annual Incentive Plan and our long-term Performance Unit program. The key metrics under our Annual Incentive Plan—operating income and return on capital—reflect our financial performance, resulting in payouts at levels above target in 2011. Other important performance metrics under our Annual Incentive Plan – improvements in working capital, expense management, and productivity – are key items on which management is focused to increase the value of our Company.  2011 results on these metrics were very good, and payouts under the Annual Incentive Plan reflected the success achieved by the Company.  Our Performance Unit plan, which can represent up to approximately 25% of target direct remuneration, reflects our financial and relative stock performance over a three-year period. For the period ending in 2011, which covered the three-year period 2009-2011, the payout was 78% of target levels.  This reflected improvements over the period as compared to the 2008-2010 period, which had 40% payout level, and the 2007-2009 and 2006-2008 periods, which had zero payouts.  That payouts were below target (rather than at or above target) mainly reflects the weaker performance results from the earlier years of those performance periods.

•
Our executive compensation program is designed to avoid problematic pay practices. For example, our executive officers are provided minimal perquisites and we have not participated in a practice of backdating or repricing stock options.  Our equity compensation plan requires stockholder approval of any repricing of underwater stock options or stock appreciation rights or a cash buyout of such awards.

Accordingly, the Board of Directors recommends approval of the following resolution:

RESOLVED, that stockholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers in 2011, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related tables and disclosure).

The Board of Directors unanimously recommends a vote FOR the advisory vote approving 2011 executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the accompanying tables and text disclosing the compensation awarded to, earned by or paid to, the named executive officers, as set forth in “Compensation of Executive Officers and Directors.”

Compensation of our named executive officers is determined under Mineral Technologies Inc.’s compensation program for senior executives. This program is governed by the Compensation Committee of the Board of Directors, which determines the compensation of all 8 of the current executive officers of the Company. This discussion and analysis focuses on our named executive officers, who are the Company’s Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers who were serving as executive officers on December 31, 2011, and one additional individual who would have been among the three most highly compensated but for the fact that he was not serving as an executive officer on December 31, 2011.

•	Joseph C. Muscari, Chairman and Chief Executive Officer

•	Douglas T. Dietrich, Senior Vice President, Finance and Treasury, Chief Financial Officer

•	D.J. Monagle, III, Senior Vice President and Managing Director, Paper PCC

•	Thomas J. Meek, Senior Vice President, General Counsel and Secretary, Chief Compliance Officer

•	Douglas W. Mayger, Senior Vice President, Performance Minerals and MTI Supply Chain

•	D. Randy Harrison, Former Senior Vice President, Supply Chain

Executive Summary

Company Performance

MTI is a very different company today than it was five years ago. At the end of 2006, the Company was faced with a number of critical challenges that ranged from a product development pipeline that was nearly bare and a development process that was off-track; an overhead structure that was too big and costly for its competitive environment; a manufacturing base that was not as efficient and effective as needed to be; a work safety environment that was average but unacceptable to us; and return on capital was below the Company’s cost of capital as profitable growth had stalled. Amongst these challenges, however, we also saw excellent future potential in the company’s worldwide market positions, core competencies, solid value system and dedicated employees. During 2007, we began to address the Company’s issues by focusing on the key initiatives of Growth, Technology and Innovation, Operational Excellence, Expense Reduction, and Safety. The Company navigated through a major recession and moved quickly to make the adjustments required to greatly improve our position today. These adjustments involved major workforce reductions, rapid streamlining of our operations, and strategic realignments of resources. Throughout the recession, although we addressed short-term issues to remain profitable, we continued to stay focused on our longer term targets and growth strategies through our key initiatives. MTI is now a stronger operating company, with greater financial discipline, transparent in its communications, closer to its customers, with an aligned management team and a very engaged workforce. Moreover, the business focus is tied to a clearer strategy, which has been imposed over the last five years.  This change over the past five years is reflected in our financial and operating results. In 2011, the Company delivered strong results as measured both by our financial performance and execution of our strategies of geographic expansion and new product innovation.

The following is a summary of our performance highlights for 2011 as well as the improvements we have made over the past five years.  In this Compensation Discussion and Analysis, we refer to earnings per share and operating income excluding special items, which are non-GAAP financial measures.  See Attachment A to this Proxy Statement for a reconciliation to our results as reported under GAAP.

2011 Performance Highlights

•	We had record earnings per share of $3.77, excluding special items, which resulted in a 5 percent increase over the previous record in 2010.

•	Operating income excluding special items topped $100 million for the first time in Company history.

•	Our Return on Capital (“ROC”) for the year was 8.5 percent, achieving a target we set in 2007 to increase ROC to above our weighted average cost of capital, which in 2011 was 8.3 percent.

•
Our cash flow for the year and our balance sheet continued to be strong. We generated $134 million in cash, and we repurchased $48 million in Treasury stock through our continuing share repurchase program. Cash, cash equivalents and short-term investments at December 31, 2011 were approximately $414 million.

•
2011 was also a record earnings year for our Refractories segment. Just three years ago, in early 2009, this segment was operating at a loss. Today, Refractories has turned around, recording 9-percent revenue growth and 15-percent growth in operating income—all on sales that were 15-percent lower than pre 2008-recession levels.

•
Our Performance Minerals product lines performed at very high levels. This unit dramatically improved productivity and efficiency through a disciplined effort of deploying Operational Excellence and Lean principles throughout its ground calcium carbonate (GCC), talc and specialty precipitated calcium carbonate (PCC) operations.

•
Our safety record has improved 19% from 2010 with an annual recordable injury rate of 1.666 in 2011 compared with 2.056 in 2010, and our lost workday injury rate improved 13% to 0.648 in 2011 from 0.748 in 2010.

•	Our selling, general and administrative (“SG&A”) expenses have been under control and represent 10.7% of sales in 2011 compared with 11.0% of sales in 2010.

•	Total working capital was reduced from 59 days in 2010 to 55 days in 2011 reflecting the improvements in working capital management within both business segments.

•
Executing our strategy of geographic expansion, we signed contracts for five new satellite PCC facilities—three in India, one in Thailand and another in Bangladesh—and began operation of three new satellite plants.  We also completed the expansion of three satellites—in Thailand, Brazil and the U.S. This is the highest level of new satellite facility activity in our Paper PCC business in more than 10 years, and a significant portion of the reason for that success lies in our development of new technologies to increase the amount of PCC in paper—a major cost-saving factor that we believe has and will continue to be highly sought after by the worldwide paper industry.

•
Executing our strategy of new product innovation, in late 2010, we launched our FulFill™ Technology Platform for High Filler Products when we announced a commercial agreement with an Asian paper company for our FulFill™ E-325. FulFill™ is a portfolio of high-filler technologies that offers papermakers a variety of solutions that decrease dependency on natural fiber to reduce costs. During 2011 and early 2012, we announced four more such commercial agreements with Asian papermakers and are now actively engaged in advancing that new technology at 24 paper mills worldwide.

•	We also launched the LaCam® Torpedo laser measuring system which provides a revolutionary way to measure refractory linings in hot transport ladles and provides significant benefits to steelmakers.

•
Our efforts to embed Operational Excellence and Lean principles into the Company began in 2007. In 2011 our employees held 420 Total Productive Maintenance events and 730 kaizen events, which, on average, meant that three continuous improvement events occurred every day somewhere in MTI.  In addition, employees generated 6,100 ideas for improvement, of which approximately 65% were implemented. The productivity improvements have been evident within the Company as our sales per employee have improved by approximately 4% in 2011.

Five Year Performance Highlights

•
Our record earnings per share of $3.77 in 2011, excluding special items, represents a 49% increase over 2006 earnings of $2.53 per share, excluding special items. This represents a 5-year compound annual growth rate of 8.3%.

* Excludes special items.

•	Our Return on Capital for the year was 8.5% compared with 6.0% in 2006; a compound annual growth rate of 7.2%.

•
Cash, cash equivalents and short-term investments at December 31, 2011 were approximately $414 million and our total debt was approximately $100 million. Therefore, our net cash position was approximately $314 million. In 2006, we had a negative net cash position of approximately $81 million. The improvement in our net cash position was almost $400 million while repurchasing nearly $150 million in treasury stock.

•
Our safety record has improved significantly, from a 3.730 annual recordable injury rate in 2006 to 1.666 in 2011; an improvement of 55%, and from a 2.560 lost workday injury rate in 2006 to 0.648 in 2011; an improvement of 75%.

•	Our SG&A expenses have decreased to 10.7% of sales in 2011 from 12.9% of sales in 2006. We have reduced total expenses, including plant administrative costs, by over $40 million since 2006.

•	Total working capital was reduced from $244 million in 2006 to $154 million in 2011, a reduction of $90 million. Our days working capital were reduced from 84 days in 2006 to 55 days in 2011.

•
In 2006, our Technology Lead Team, which is comprised of senior scientists and business leaders across the Company, was faced with an R&D pipeline that was nearly dry. The team instituted a new product development process that since 2006 has generated more than 300 new ideas, of which 24 were moved to the commercialization stage.

•	The productivity improvements have been evident within the company as our sales per employee have improved by more than 25% over the last five years.

Characteristics of our Executive Compensation Program

As more fully described below in this Compensation Discussion and Analysis, the Compensation Committee authorized an executive compensation program in 2011 that is designed to reward the achievement of the short-term and long-term objectives of the Company, and is intended to relate compensation to the value created for its stockholders. The principal elements of that program include a base salary, an annual cash incentive that rewards achievement of goals that are tied to company and individual annual plans, and an annual grant of long-term equity and non-equity incentives.

Our executive compensation program ties a significant portion of executive pay directly to company performance in order to link the interests of our executives to the long-term interests of our shareholders.

•
Over 80% of the compensation of our Chairman and Chief Executive Officer, Mr. Muscari, and, on average, about three-fourths of the other named executive officers’ compensation is at risk and variable depending on Company and individual performance. At risk compensation includes elements earned pursuant to our 2011 Annual Incentive Plan, DRSUs, Stock Options, and Performance Units.

•
A substantial majority (80%) of the awards granted under our Annual Incentive Plan are based on the achievement of corporate financial metrics that we believe are challenging in light of the economic condition in the markets we serve and the risks to achieve high performance.

•	The majority of our long-term awards are in the form of equity awards that vest over a period of years. We believe that such awards directly link pay with the interests of stockholders.

•	Non-performance based pay consists principally of base salary; perquisites are minimal. There has been no increase in our CEO’s base salary since 2009.

The 2011 Annual Incentive Plan is designed to provide well-defined, challenging goals and performance-based long-term incentives:

•
Annual incentive goals are tied to business plans in order to provide incentives to management to create value consistent with the Company’s business strategy. For the 2011 Annual Incentive Plan, we determined that two financial measures—Operating Income (“OI”) and ROC—are the most important business metrics that lead to creation of stockholder value, and therefore deserve significant focus.

•
Long-term incentive goals are set three years in advance of payment dates and are tied to ROC and to total shareholder return relative to other companies in the industry and in the broader market to link executives’ interests with long-term interests of shareholders.

Our compensation program is also designed to reflect best practices and avoid problematic compensation practices.  We have strong stock ownership guidelines for our executives – four times base salary for our CEO and three times base salary for our other executives – and in 2011 we increased the stock ownership requirements for directors. We also have strong retention requirements for the Company stock named executive officers receive upon option exercises and vesting of DRSUs; officers must hold for at least five years a minimum of 50% of after-tax value of appreciation of stock options upon exercise and retain at least 50% of stock received after-tax from DRSU grants upon vesting.  We have not participated in a practice of backdating or repricing stock options.  We generally do not provide excise tax gross up payments, and since 2009 we require a “double trigger” for acceleration of vesting of equity awards on a change of control.

We continually evaluate and update the executive compensation program.

Pay for Performance

Over 80% of our CEO’s compensation and, on average, about three-fourths of the other named executive officers’ compensation is at risk and variable depending on company and individual performance. We believe 2011 compensation appropriately reflected the Company’s strong financial and operational performance as well as the individual performance of our executives.

Our 2011 Annual Incentive Plan is based on financial components (OI, ROC, and improvements in Working Capital, Expense Management, and Productivity) that represented approximately 80% of the plan’s target metrics. As noted above, our OI and ROC performance for the year was strong, with OI at a record level and ROC exceeding our weighted average cost of capital of 8.3%, and exceeded the target determined by the Committee. Overall, the portion of the 2011 Annual Incentive Plan award opportunity based on corporate performance paid out at 120.1%. Nevertheless, despite the Company’s strong performance, the payout for corporate performance in 2011 decreased from 2010 payout levels. Although our absolute performance was improved over 2010, because the 2011 target performance levels were substantially higher than the 2010 targets, performance relative to such higher targets was lower. This result reinforces the objective of driving higher performance through steadily increasing target performance levels. The total 2011 Annual Incentive Plan award paid for the year to our CEO, based on Company and individual performance, was 129% of target and for our other named executive officers ranged from 107% to 151% of target.

Long term incentives include our Performance Unit program, which pays out in cash based on three-year performance goals which are based on ROC and total shareholder return relative to a peer index and the broader market. The Performance Units granted in 2009, which related to the 2009 - 2011 performance period and vested on December 31, 2011, paid out at a level of $78 per unit. The Performance Units are designed so that target performance over the 2009 - 2011 performance period would have lead to payout at $100 per unit. The following graph reflects the realized payouts on Performance Units that have vested over the past 5 years:

Grant Date	Performance Period	Actual Payout as a Percentage of Payout at Target Performance
2009	2009 – 2011	78%
2008	2008 – 2010	40%
2007	2007 – 2009	0%
2006	2006 – 2008	0%
2005	2005 – 2007	0%

The increase in payout level for 2011 relative to the prior payouts reflects our improved long-term performance, while the fact that payouts have still not hit the target $100 per unit reflects the challenging goals the Company set over the past five years.

The majority of our long term incentives are equity-based awards (stock options and DRSUs), which we believe provides a direct link between pay and stockholder interests. The realizable value of equity awards made to Mr. Muscari over the past five years, as measured by the awards’ value on December 31, 2011, was 76.8% of the awards’ grant date fair value (i.e., the value we report for compensation purposes in the years the awards were granted).  This reflects the direct link of CEO pay to the performance of our stock price over such period. Realizable value is the value of an award subsequent to the grant date and is influenced by the Company’s stock price. For example, if the value of a DRSU on the date of grant was $50, we report its value for compensation purposes at $50, but its realizable value today could be higher or lower depending upon the stock’s performance subsequent to the date of grant. Realizable value of a stock option is the option’s “in-the-money” value that an executive officer could realize upon exercising the option.  The focus on realizable value shifts the view of compensation from the future value on the date of grant to the current value of awards based on actual performance and the current stock price.

The realizable value of all long-term incentive awards made to Mr. Muscari over his entire five-year term as Chairman and Chief Executive Officer of the Company, including both equity-based and non-equity-based (Performance Units) awards, was 58.4% of the awards’ grant date value. The following table provides a summary of the total value of long-term incentive awards granted to Mr. Muscari over the past five years as valued on the grant date (for this purpose, valuing Performance Units granted at their payout at target performance) and their realizable value on December 31, 2011.

Grant Year	CEO Long- Term Incentive Grant Date Value (1)	Realizable Value as of 12/31/2011 (2)	Realizable Value as a Percent of Grant Date Value
2011	$3,310,317	$2,119,390	64.0%
2010	$3,283,154	$2,311,915	70.4%
2009	$3,199,720	$2,734,060	85.4%
2008 (3)	$4,453,700	$1,158,865	26.0%
2007 (4)	$3,894,100	$2,261,200	58.1%
Total	$18,140,991	$10,585,430	58.4%

(1)
Grant Date Value includes the Grant Date Fair Value of stock options and DRSUs granted in such year, as calculated for accounting purposes, and the Estimated Future Value of Performance Units granted in such year assuming target performance. For each such year, the Grant Date Fair Value of stock options and DRSUs and Estimated Future Value of Performance Units is as disclosed in the Grants of Plan-Based Awards table in the “Compensation of Executive Officers and Directors” section of the Proxy Statement.

(2)
Realizable Value includes the realizable value of stock options and DRSUs calculated granted in such year using the 12/31/2011 closing stock price of $56.53 and the actual cash payout on Performance Units that vested in such year. Assumes that unvested equity awards will vest.

(3)
Includes the value of 12,000 Performance Units that, pursuant to Mr. Muscari’s employment agreement, were granted in 2008 but reflect the 2007 – 2009 performance period and thus vested two years after the date of grant rather than three years. The payout on such units was $0. Such award was designed to replicate 2007 Performance Units which were unable to be granted to Mr. Muscari in 2007 because he became Chairman and Chief Executive Officer on March 1, 2007, subsequent to the 2007 grant of Performance Units to other executive officers in January 2007.

(4)	Includes the value of 35,000 stock options and 20,000 DRSUs granted to Mr. Muscari as a sign-on bonus pursuant to his employment agreement.

Consideration of Results of 2011 Stockholder Advisory Vote

At our 2011 Annual Meeting, our stockholders overwhelmingly approved the compensation of our named executive officers with over 93.85% of the shares represented at the meeting voting in favor. This is commonly known as “say-on-pay.” The Compensation Committee has considered the results of the say on pay vote and views this outcome as evidence of stockholder support of its executive compensation decisions and policies. Accordingly, the Committee has substantially maintained its executive compensation policies. The Compensation Committee will continue to consider the views of our stockholders in connection with our executive compensation program and make improvements based upon evolving best practices, market compensation information and changing regulatory requirements. At our 2011 Annual Meeting, our stockholders also indicated their preference for an annual say-on-pay vote. Following last year’s Annual Meeting, the Board determined that future say-on-pay votes would be held every year until the next vote on the frequency of such advisory votes.

Objectives of Our Compensation Program for Named Executive Officers

The Compensation Committee believes that the compensation program for executive officers should reward the achievement of the short-term and long-term objectives of the Company, and that compensation should be related to the value created for its stockholders. Furthermore, the program should reflect competitive opportunities and best practices in the marketplace.

The following objectives serve as guiding principles for the Compensation Committee:

•	Provide a market-based, competitive total compensation opportunity that allows the Company to attract, retain, motivate and reward highly skilled executives;

•	establish a strong pay-for-performance culture based on the achievement of key business objectives and reinforced by incentive-based pay;

•	provide total remuneration opportunities for executives that will approximate the 75th percentile of the marketplace contingent upon the attainment of high levels of performance; and

•	strengthen the linkage between executive and stockholder interests through the usage of equity awards and executive stock ownership.

Elements of Our Compensation Program for Named Executive Officers

We have structured the major portion of executive compensation as “total direct remuneration,” encompassing salary, annual incentive awards and long-term incentive awards. Additional elements supplement the total direct remuneration. The table below lists the compensatory elements of our program and briefly explains their purpose.

Element of		How This Element Promotes
Compensation		Company Objectives/
Program	Description	Positioning vs. Market

Annual Compensation*:

—Salary*	Fixed annual compensation that is certain as to payment; provides continuous income to meet ongoing living costs.	Intended to be competitive with marketplace, to aid in recruitment and retention. Generally targeted at the 60th percentile of the marketplace but subject to variation in individual cases.

—Annual Incentive*
Offers opportunity to earn performance-based compensation for achieving preset annual goals. For 2011, the goals were based on Operating Income (“OI”), Return on Capital under the Bloomberg Method (“ROC”) and personal performance.

Motivate and reward achievement of corporate objectives. Target annual incentives should provide the opportunity for total cash compensation that is at the 75th percentile of the marketplace for high levels of performance.

Element of		How This Element Promotes
Compensation		Company Objectives/
Program	Description	Positioning vs. Market

Long-term Compensation*:

—Stock Options
Stock options granted at fair market value on date of grant with ratable vesting over three years. At least 50% of after-tax value of appreciation must be held in stock for at least five years. This represents approximately 20% of target long term incentive compensation for each individual.
More highly leveraged risk and reward alignment with stockholder value; vesting terms and holding requirements promote retention and a strong linkage to the long-term interests of stockholders.

—Deferred Restricted Stock Units (“DRSUs”)

Full value grant of stock units with ratable vesting over three years. At least 50% of the shares received upon vesting of DRSUs must be held by executives for five years. This represents approximately 40% of target long-term incentive compensation for each individual.

Intended to increase long-term equity ownership and to focus executives on providing stockholders with superior investment returns; vesting terms and holding requirements promote retention and a strong linkage to the long-term interests of stockholders.

—Performance Units	Units pay out in cash based on three-year performance goals. This represents approximately 40% of target long term incentive compensation for each individual.
Units earned based on performance metrics that are believed to be key to achieving success in the Company’s strategies. For 2011, the metrics were ROC targets and Company stock comparisons to the S&P MidCap 400 Index and a Peer Company Index.

Element of		How This Element Promotes
Compensation		Company Objectives/
Program	Description	Positioning vs. Market

Other Compensation Elements:

—Retirement Income	Qualified and non-qualified defined benefit and qualified defined contribution plans intended to provide for replacement of annual compensation with pension or lump-sum payments upon retirement.	Fair and competitive program designed to provide basic retirement benefits and encourage long-term service.

—Deferred Compensation
Supplemental Savings Plan is a nonfunded deferred compensation plan that mirrors the Company’s qualified defined contribution plan and allows for an annual election of deferrals of salary and bonus. Additionally, the program provides a second and separate election opportunity for the deferral of annual base salary and bonus for which these deferrals are credited with interest only.
Modest program that allows executives to have same level of benefits as other participants not subject to IRS limits.

—Severance Payments and Benefits, including after a Change in Control	Payments and benefits upon termination of an executive’s employment in specified circumstances.

Intended to provide assurance of financial security to attract lateral hires and to retain executives, especially in disruptive circumstances, such as a change in control and leadership transitions; encourages management to consider transactions that could benefit stockholders.

—Benefits	Health and welfare benefits.	Fair and competitive programs to provide family protection, facilitate recruitment and retention.

—Perquisites	Modest personal benefits limited to financial counseling.	Highly desired benefits which can represent cost-effective elements of compensation.

*
Salary, annual incentive (bonus) and long-term compensation comprise “total direct remuneration,” which provides the opportunity for compensation that generally is intended to be at the 75th percentile of competitive market compensation and which may only be achieved with the attainment of high levels of performance.

The Compensation Committee reviews and takes into account all elements of executive compensation in setting policies and determining compensation amounts. In this process, the Compensation Committee reviews “tally sheets” and other reports and analyses of executive compensation including those prepared by the Compensation Committee’s independent advisor, Steven Hall & Partners.

Other policies and practices that help promote our compensation objectives include:

Employment Agreements. We have employment agreements with all of the named executive officers. These agreements formalize the terms of the employment relationship and the Company’s obligations to the executive during employment and in the event of termination. Additionally, these agreements clearly define the obligations of executives during and after employment with the Company. This includes compliance with restrictive terms that protect our business related to competitive activities, solicitation of our employees, customers and business partners, the disclosure of confidential information, and other actions that could be harmful to the Company post-employment. Employment agreements promote careful and complete documentation and understanding of employment terms, including strong protections for our business, and discourage frequent renegotiation of the terms of employment. Conversely, employment agreements can limit our ability to change certain employment and compensation terms. In some cases, including when an executive has been recruited to join us, executives have negotiated with us regarding the terms of their employment. The agreements embody the employment terms on which the Compensation Committee and the executives have reached agreement.

Equity Award Grant Practices. Most of our option and DRSU grants have occurred as part of our regular annual grant of equity awards at a regularly scheduled meeting of the Compensation Committee, typically in January. The Company considers interim grants in cases of new hires, promotions and other special situations.

Total Direct Remuneration

Comparator Group Companies. We intend that the levels of compensation available to executive officers who successfully enhance corporate value be competitive with the compensation offered by publicly held companies so that we can successfully attract and retain the high quality executive talent critical to the long-term success of the Company. Furthermore, we seek to encourage outstanding performance through the opportunity to earn substantially more than target levels of pay for superior performance. To understand the competitive market for pay, we analyze the compensation programs at a comparator group of companies in setting compensation terms for our program.

The Company’s primary business competitors are foreign companies, privately held firms or subsidiaries of publicly-traded companies. Accordingly, compensation data for most of our primary business competitors is not publicly available. Therefore, based on information and analysis provided by the Committee’s executive compensation consultants, Steven Hall & Partners, we identified the following 14 comparator companies, which were selected because they are primarily in the specialty chemical industry and are similar to the Company in the size and scope of their operations, for reference in setting compensation for 2011. The comparator group, which is unchanged from the group used in 2010, consisted of the following companies:

A. Schulman, Inc.	Cytec Industries Inc.	Innospec Inc.	Omnova Solutions, Inc.
Albermarle Corporation	Ferro Corporation	Kronos Worldwide, Inc.	Spartech Corporation
Arch Chemicals, Inc.	Georgia Gulf Corporation	Olin Corporation
Cabot Corporation	H.B. Fuller Company	OM Group, Inc.

We do not rely exclusively on comparator group data in setting the terms of our compensation program. Consideration also is given to major compensation surveys of companies in the chemical industry, as well as companies in general industry. Survey information helps to confirm the validity and provide broader context to the comparator group data, as well as provide data for positions where comparator data is not available from public filings with the SEC. This survey data is developed independently by Steven Hall & Partners and provided to the Compensation Committee.

Total Direct Remuneration. Total direct remuneration—consisting of salary, annual incentive awards and long-term incentive awards—provides the major portion of each named executive officer’s remuneration. We place at risk a majority of total direct remuneration, requiring achievement of performance goals as a condition to earning annual incentives and Performance Units. In addition, stock price appreciation is required in order for executives to realize value from stock options. The at-risk portion of total direct remuneration provides for increasing pay for higher levels of corporate performance.

In setting each named executive officer’s total direct remuneration opportunity, the Compensation Committee takes into account other factors such as the responsibilities, performance, contributions and service of the executive, including compensation in relation to other employees and the executive’s length of service in the particular position. As a result, we do not set total direct remuneration or the component parts at levels to achieve a mathematically precise market position. Nevertheless, we generally intend that total direct remuneration payable for the high levels of performance that we target will be in the 75th percentile of compensation of executives performing comparable jobs in our comparator group. Based on its review of the factors described above, Mr. Muscari’s total direct remuneration was set relatively higher than the other named executive officers, reflecting among other things his greater scope responsibilities and longer term of service as an executive officer than the other named executive officers.

As discussed below, our program has provided substantial portions of total direct remuneration in the form of DRSUs and stock options to promote share ownership as a direct means of aligning the interests of executives with the long-term interests of stockholders. Our share retention requirements also encourage long-term shareholding. Cash compensation permits executives to meet living expenses and build wealth through diversified investments, and we therefore seek to provide balance in the mix of cash and non-cash compensation. The more senior the role, the greater the percentage of compensation provided in the form of at-risk long-term incentives.

The following table presents the target direct remuneration mix authorized by the Compensation Committee for our named executive officers for 2011. The only fixed component of total direct remuneration at the Company is base salary, with approximately 69% or greater of total direct remuneration being at risk. The short-term components are base salary and annual incentives. The cash component includes base salary, annual incentives and Performance Units (which are denominated in and pay out in cash).

	Target Direct Remuneration Mix
Name	Fixed	At- Risk	Short- Term	Long- Term	Cash	Equity
J.C. Muscari	18%	82%	36%	64%	62%	38%
D.T. Dietrich	26%	74%	45%	55%	67%	33%
D.J. Monagle	24%	76%	42%	58%	65%	35%
T.J. Meek	26%	74%	45%	55%	67%	33%
D.W. Mayger	31%	69%	52%	48%	69%	31%
D.R. Harrison	25%	75%	44%	56%	66%	34%

In evaluating the level of compensation for the named executive officers versus the marketplace, the Committee considered the elements of salary, annual incentive and long-term incentive compensation, both individually and collectively. These elements were benchmarked to compensation information of comparator companies provided by the Committee’s executive compensation consultants, Steven Hall & Partners. However, this compensation data was not utilized by the Committee to adjust any element of compensation, or total compensation generally, paid to any executive officer (including any of the named executive officers) to precisely equal benchmarked values. Rather, salary, bonus and equity-based compensation components, individually and in total, for each executive, were compared to the average value received by the executives in the comparator companies and such comparison served as general guidance to the Committee in setting compensation levels. In addition, the Committee reviewed the salary, annual incentive and long-term incentive compensation amounts received by each such executive in prior years when establishing compensation levels. In establishing the form and amount of compensation, the Committee attempts to provide compensation that is competitive with its comparator companies, but reasonable in light of the Company’s performance in prior years.

As referenced in the discussion of elements of our compensation program above, the three direct remuneration elements (base salary, annual incentive awards and long-term compensation) serve to promote different objectives in our compensation program. The Committee establishes base salary target levels to attract and retain highly skilled executive officers by providing a level of assurance of compensation. The bonus opportunity available under the Annual Incentive Plan rewards the achievement of corporate and individual performance goals that are linked to quantifiable business and financial metrics. Equity award opportunities and Performance Units awarded through our long-term incentive compensation plan provide the named executive officers with a direct incentive to seek increased stockholder returns and serve to further align the interests and actions of the Company’s executive officers with the interests of the Company’s stockholders. Compensation levels for each element are determined by the Committee independently and are not set based on the levels of other elements of compensation, except that the aggregate value of long-term incentive opportunities at target are generally set so that the sum of base salary, annual incentive at target and long-term incentives at target fall within the desired range of total direct remuneration. As noted above, in each case, the Compensation Committee also takes into account other factors such as the responsibilities, performance, contributions and service of the executive, including compensation in relation to other employees and the executive’s length of service in the particular position.

Base Salary. The Committee believes that the overall compensation to the named executive officers should include reasonable levels of fixed cash compensation in order to provide a level of assurance of compensation. Base salaries are determined in accordance with the responsibilities of each named executive officer, the officer’s tenure in position, performance and market data for the position, although no particular weight is assigned to any one factor. Each employee receives an annual performance rating. The performance rating of Mr. Muscari, the Company’s Chairman and Chief Executive Officer, is assigned by the Compensation Committee and approved by the Board. The performance ratings of other officers, including the named executive officers, are assigned by the Company’s Chairman and Chief Executive Officer, subject to review by the Compensation Committee. In establishing the base salary amount, the Committee generally intends base salary to approximate the 60th percentile of the survey data provided by Steven Hall & Partners. The Committee believes this approach sets an appropriate market-competitiveness standard that aids us in the recruitment and retention of executive officers.

Based on the Company’s performance, general business outlook, and industry compensation trends, we set guidelines for average percentage compensation adjustments to salary for all employees for the coming year. The percentage increase received by a particular employee is determined on the basis of the employee’s performance rating and current compensation level compared to similar marketplace positions. The Committee has provided no increase in Mr. Muscari’s base salary since 2009.

Annual Incentives. As part of our executive compensation program, we reward the achievement of corporate and individual performance goals through our Annual Incentive Plan. The 2011 Annual Incentive Plan is designed to reward participants for the achievement of pre-established Company-wide financial goals and individual contributions thereto by providing cash awards that are paid if such goals are met. We maintain a strong link between performance and pay within our executive compensation program through emphasis on incentives and utilization of performance measures that we believe are key drivers of stockholder value creation. For the 2011 Annual Incentive Plan, we determined that two financial measures—Operating Income (“OI”) and Return on Capital (“ROC”)—are the most important business metrics that lead to creation of stockholder value, and therefore deserve significant focus. Performance of the Company with respect to these metrics was a significant factor in each executive’s bonus opportunity. For executives who are Business Unit Heads, performance with respect to these financial targets within the executive’s Business Unit was also a significant factor in such executive’s bonus opportunity. The remainder of each executive’s bonus opportunity was based on personal performance objectives. Approximately half of the personal performance objectives were based on quantifiable financial components: improvements in Working Capital, Expense Management and certain Productivity metrics, for which specific targets were established. Accordingly, financial components (OI, ROC, and improvements in Working Capital, Expense Management, and

Productivity) represented approximately 80% of the plan’s target metrics. Specifically, for Corporate staff executive officers, 70% of the bonus opportunity was based on the corporate financial targets, with 30% based on personal performance objectives. For our executive officers who are Business Unit Heads, 20% of bonus opportunity was based on corporate financial targets, 50% on their individual Business Unit OI and ROC targets, and 30% on personal performance objectives. Among our named executive officers, Mr. Muscari, Mr. Dietrich, Mr. Meek and Mr. Harrison are Corporate staff, and Mr. Mayger and Mr. Monagle are Business Unit Heads.

Personal performance objectives for executive officers during 2011, other than the Chief Executive Officer, were set by Mr. Muscari. Personal performance objectives for the Chief Executive Officer were set and approved by the Compensation Committee with input from Mr. Muscari. The personal performance component provides rewards to executives in recognition of contributions in other key areas not captured in the OI and ROC financial metrics but includes some quantifiable financial objectives. Under the 2011 Annual Incentive Plan, personal performance objectives for executive officers other than the Chief Executive Officer include reductions in operating expense and working capital, deployment of Lean operating principles, improvement in productivity and overall leadership. Personal performance objectives for the Chief Executive Officer set and approved by the Compensation Committee include effectively managing the Company and enhancing long-term potential and core competencies, advancing the strategies of the three Business Units including the delivery of significant new business for long-term growth, advancing external growth initiatives, furthering the deployment of Lean management systems to provide for ongoing productivity improvements, maintaining a safe working environment, succession planning and organizational development, furthering external and investor relations, and maintaining research and development efforts. For each category of the personal performance objectives, there was a range of potential payouts with the ultimate payout amount based upon the detailed evaluation by the Committee as to the achievement of the objectives. The Committee structured the 2011 Annual Incentive Plan in this manner so that the executives would know what their reward, if any, would be for achieving the financial objectives, while using the personal performance objectives to provide the Committee with the opportunity to assess the value of contributions or achievements within the context of the degree of difficulty and probability of achieving the objectives.

The target annual award opportunity for the named executive officers ranged from 65% of base salary up to 100% of base salary for the Chief Executive Officer. Bonus payments, if earned, would range from 25% up to 200% of base salary for the Chief Executive Officer, and in varying percentages in a range from 25% up to 150% of base salary for the other named executive officers.

Company Level Financial Targets

As discussed above, the Committee selected OI and ROC as the two financial measures used to determine Company performance. For each measure, a Company performance target range was determined by weighting the average of individual Business Unit performance target ranges for these measures. Business Unit performance target ranges in turn represent a weighted average of sub-Business Unit level target ranges. The actual Company performance for 2011 for each measure also represented a weighted average of individual Business Unit actual performance for the measure, as adjusted to exclude certain items such as the Company’s restructuring and impairment charges from its restructuring programs and the savings derived therefrom. For purposes of determining the Company performance target ranges and actual 2011 adjusted performance, the Company’s Business Units were weighted approximately 45% for Paper PCC, 32% for Refractories, and 23% for Performance Minerals.

The Company performance target range for OI was $62.7 million (threshold) to $124.3 million (maximum), representing a weighted average composite of the Business Unit minimum (threshold) and maximum OI performance, respectively. If each of the Business Unit level OI performance factors were achieved at 100% of target, the Company performance target would have been an OI of $100.1 million. The Company performance target range for ROC was 5.3% (threshold) to 9.6% (maximum), representing a weighted average composite of the Business Unit minimum (threshold) and maximum ROC performance, respectively. If each of the Business Unit level ROC performance factors were achieved at 100% of target, the Company performance target would have been an ROC of 8%. In determining the performance targets and target ranges for OI and ROC, the Committee took into consideration the economic conditions and risks of our market segments and the business development activities and goals for each of the Business Units. The Committee strived to design performance target ranges for OI and ROC that were attainable by the executive officers but challenging taking into consideration the economic condition in the markets we serve and the risks to achieve high performance. The targets set in 2011 reflected performance that was substantially higher than target 2010 performance and similar to actual 2010 performance. Such targets were set to drive higher performance in light of expected challenges in 2011 such as higher material and energy costs and contemplated challenging business development activities. Actual 2011 adjusted performance for OI and ROC, representing the weighted average composite performance of the Business Units, was $100.8 million and 8.5%, respectively.

A performance factor was determined for each measure based on the actual 2011 adjusted performance. In each case, the Company performance factor for a measure represents the weighted average of Business Unit level performance factors. For each Business Unit, actual 2011 adjusted performance for each measure was weighted—OI was weighted at 60% and ROC at 40%—and the weighted average performance corresponds to a performance factor based on an individual payout matrix for such Business Unit. The Paper PCC, Refractories, and Performance Minerals Business Units achieved a 90.3%, 123.9%, and 162.8% performance factor in 2011, respectively. This corresponded to an overall Company performance factor of 120.1%.

Business Unit Level Financial Targets

As discussed above, Business Unit level financial targets for OI and ROC contributed to the weighted average composite Corporate financial targets. In addition, for the executives who are Business Unit heads, individual Business Unit OI and ROC were factors in determining the bonus opportunity under the 2011 Annual Incentive Plan. As noted above, Business Unit targets in turn represent a weighted average of sub-Business Unit level targets.

Consistent with prior years, the Committee selected performance target ranges for each Business Unit’s OI and ROC based upon recommendations of the Chief Executive Officer and after reviewing the Company’s 2011 operating plan. The Committee also took into account the risks associated within each business unit as well as the economic conditions of the market each business unit serves. As described above, the Committee strived to design performance target ranges for OI and ROC that were attainable by the executive officers but challenging.  The targets set in 2011 reflected performance that was substantially higher than target 2010 performance but similar to actual 2010 performance. Each of the Business Units anticipated higher material and energy costs which would affect their operations.

As with Company level financial targets, a performance factor was determined for each Business Unit level measure based on the actual 2011 adjusted performance. The Business Unit performance factors represent percentage achievement of sub-Business Unit level targets. Accordingly, the performance factor for a measure does not represent a straight-line relationship between the Business Unit level target performance ranges and the actual performance for such Business Unit. We do not publicly report the financial results at the Business Unit or sub-Business Unit levels.

Personal Performance Financial Metrics

As mentioned above, approximately half of the personal performance objective was related to certain quantifiable financial targets (other than OI and ROC). For Corporate staff executive officers, the targets were based upon Expense Control. For executive officers who are Business Unit Heads, specific targets were developed based upon Days of Working Capital reductions, Productivity Improvements and Expense Control, with different specific weightings applied to each element for each officer. The Chief Executive Officer’s personal performance reflects an aggregation of the Business Unit and Corporate staff targets and objectives. In each case, performance was evaluated excluding certain items such as the Company’s restructuring and impairment charges from its restructuring programs.

Our 2011 consolidated Expense Control targets ranged from $151.6 million to $157.7 million. Our actual expenses in 2011 were $152.7 million, which was a 1% increase from the $151.7 million of expenses recorded in fiscal 2010. The resulting payout of Corporate staff executive officers ranged from 62.5% to 180% and executive officers who are Business Unit Heads ranged from 133% to 200% for this element of personal performance.

Our 2011 Consolidated Working Capital Days Reduction target was a weighted average reduction of five days from 2010 levels, with varying amounts for each Business Unit ranging from 0 to 15 days. Our consolidated days of working capital was 55 days, four days less than 2010 levels. Total working capital decreased from $163.8 million at the end of 2010 to $151.7 million at the end of 2011, a decrease of $12.1 million. The resulting payout of executive officers who are Business Unit Heads ranged from 100% to 200% for this element of personal performance.

Productivity Improvements measured as Tons Produced per Manufacturing Hour ranged from a 3% improvement to 10% improvement for each Business Unit. The resulting payout of executive officers who are Business Unit Heads ranged from 42.5% to 153% for this element of personal performance.

Review of Individual Named Executive Officer Performance

In January 2012, the Committee reviewed the results of the 2011 Annual Incentive Plan. Payments were determined based on the Company achieving the composite weighted performance factors set forth above. Individual performance ratings were submitted by the Chief Executive Officer for discussion and approval by the Committee. Payments to the named executive officers under the 2011 Annual Incentive Plan were as follows:
	2011 Annual Incentive Plan
Name	Target	Earned	Paid as % of Target
J.C. Muscari	$900,000	$1,161,300	129.0%
D.T. Dietrich	$250,000	$329,300	131.7%
D.J. Monagle	$271,500	$291,000	107.2%
T.J. Meek	$254,660	$315,000	123.7%
D.W. Mayger	$208,850	$314,400	150.5%
D.R. Harrison	$236,250	$270,000	114.3%

The Annual Incentive Plan contains specific factors for each of our named executive officers and is discussed below.

Mr. Muscari: Mr. Muscari’s bonus opportunity under the 2011 Annual Incentive Plan was based 70% on the Company’s financial performance measures and 30% on achievement of personal performance objectives as set by the Compensation Committee. As discussed above, the Company’s financial performance was above target (120.1% of target). The Compensation Committee reviewed Mr. Muscari’s personal goals and objectives and assessed his performance versus the objectives in areas including, but not limited to, Company safety performance, financial performance, strategic and growth initiatives, vision, organization development, external and investor relations, and research and development efforts. Collectively, Mr. Muscari’s performance against his personal performance objectives was 150% of target. The resulting payout under the 2011 Annual Incentive Plan was at 129.0% of the target payout.

Mr. Dietrich:  Mr. Dietrich’s bonus opportunity under the Incentive Plan was based 70% on the Company’s financial performance measures and 30% on achievement of personal performance goals and objectives.  The Company’s 2011 financial performance was above target (120.1% of target).  Mr. Muscari and the Compensation Committee reviewed Mr. Dietrich’s 2011 personal goals and objectives and assessed his performance versus the objectives in areas such as expense reduction, achievement of Hoshin Plans (Hoshin is a structured method for capturing and cementing strategic goals and developing the means for bringing them into existence) and overall leadership.  For Mr. Dietrich, controllable expenses for his resource unit decreased in 2011 by 8.4% from 2010 levels, and his target was a decrease of 1.3%, which resulted in a payout of 180% for this component of the award.  Collectively, Mr. Dietrich’s performance against his personal performance objectives was 159% of target.  The resulting total payout under the 2011 Annual Incentive Plan was at 131.7% of the target payout.

Mr. Monagle: Mr. Monagle’s bonus opportunity under the 2011 Annual Incentive Plan was based 50% on financial performance measures of his Business Unit (Paper PCC), 20% on the Company’s financial performance measures and 30% on achievement of personal performance goals and objectives. Mr. Monagle’s Business Unit performance was at 90.3% of target. The Company’s 2011 financial performance was above target (120.1% of target). Mr. Muscari and the Compensation Committee reviewed Mr. Monagle’s 2011 personal performance goals and objectives and assessed his performance versus the objectives in areas such as Operational Excellence deployment, expense and working capital management, productivity and overall leadership. For Mr. Monagle, controllable expenses for his Business Unit increased in 2011 by 3% from 2010 levels, and his target was an increase of 3.6%, which resulted in a payout of 133% for this component of the award. Working Capital days for his Business Unit was reduced in 2011 by two days from 2010 levels, and his target was to be at same level as 2010. This resulted in a payout of 200% for this component of the award. Productivity improvements measured as Tons Produced per Manufacturing Hour decreased 3% from 2010 levels and his target was an improvement of 2.8% which resulted in a payout of 42.5% for this component of the award. Collectively, Mr. Monagle’s performance against his personal objectives was 126.7% of target. The resulting payout under the 2010 Annual Incentive Plan was at 107.2% of the target payout.

Mr. Meek: Mr. Meek’s bonus opportunity under the Incentive Plan was based 70% on the Company’s financial performance measures and 30% on achievement of personal goals and objectives. The Company’s 2011 financial performance was above target (120.1% of target). Mr. Muscari and the Compensation Committee reviewed Mr. Meek’s 2011 personal goals and objectives and assessed his performance versus the objectives in areas such as expense reduction, achievement of Hoshin Plans and overall leadership. For Mr. Meek, controllable expenses for his resource unit increased in 2011 by 6.8% from 2010 levels, and his target was a an increase of 2.3%, which resulted in a payout of 62.5% for this component of the award. Collectively, Mr. Meek’s performance against his personal objectives was 122.5% of target. The resulting total payout under the 2011 Incentive Plan was at 123.7% of the target payout.

Mr. Mayger:  Mr. Mayger’s bonus opportunity under the 2011 Annual Incentive Plan was based 50% on financial performance measures of his Business Unit (Performance Minerals), 20% on the Company’s financial performance measures and 30% on achievement of personal performance goals and objectives.  Mr. Mayger’s Business Unit performance was at 162.8% of target.  The Company’s 2011 financial performance was above target (120.1% of target).  Mr. Muscari and the Compensation Committee reviewed Mr. Mayger’s 2011 performance goals and objectives and assessed his performance versus the objectives in areas such as Operational Excellence deployment, expense and capital management, productivity and overall leadership.  For Mr. Mayger, controllable expenses for his resource unit were reduced in 2011 by 2.6% from 2010 levels, and his target was an increase of 1.9% which resulted in a payout of 200% for this component of the award.  Working capital days for his Business Unit was decreased in 2011 by 6.5% from 2010 levels, and his target was a reduction of 6.5%, which resulted in a payout of 100% for this component of the award.  Productivity improvements measured as Tons Produced per Manufacturing Hour increased 6.7% from 2010 levels and his target was an improvement of 2.9% which resulted in a payout of 153.3% for this component of the award.  Collectively, Mr. Mayger’s performance against his personal objectives was 150.5% of target.  The resulting total payout under the 2011 Annual Incentive Plan was at 150.5% of the target payout.

Mr. Harrison:  Mr. Harrison’s bonus opportunity under the 2011 Annual Incentive Plan was based 70% on the Company’s financial performance measures and 30% on achievement of personal performance objectives.  The Company’s 2011 financial performance was above target (120.1% of target).  Mr. Muscari and the Compensation Committee reviewed Mr. Harrison’s 2011 personal performance objectives and assessed his performance versus the objectives in areas such as expense reduction, achievement of Hoshin Plans, Supply Chain savings versus 2010 spending and overall leadership.  For Mr. Harrison, controllable expenses for his resource unit resulted in no payout for this component of the award.  Collectively, Mr. Harrison’s performance against his personal performance objectives resulted in a 60% payout of target.  The resulting total payout under the 2011 Annual Incentive Plan was at 114.3% of the target payout.  Mr. Muscari recommended Mr. Harrison be awarded an additional adjustment for his contribution to the Company’s business development efforts.

Long-term Incentives. Long-term incentives consist of stock options, DRSUs and Performance Units. Our compensation program uses equity-based awards (stock options and DRSUs), the ultimate value of which is contingent on our longer-term performance, in order to provide the named executive officers with a direct incentive to seek increased stockholder returns. Furthermore, as described below, we have established stock retention requirements for our executive officers that require the executives to retain a portion of the common stock of the Company that they receive pursuant to equity awards. We believe this further aligns the interests and actions of the Company’s executive officers with the interests of the Company’s stockholders. Performance Units, which pay cash based on the Company’s performance over a three-year performance period, provide a cash incentive that is based on a longer-term performance evaluation than the 2011 Annual Incentive Plan. Equity award opportunities and Performance Units awarded through our long-term incentive compensation plan provide the named executive officers with a direct incentive to seek increased stockholder returns and serve to further align the interests and actions of the Company’s executive officers with the interests of the Company’s stockholders. Compensation levels for each element are determined by the Committee independently and are not set based on the levels of other elements of compensation, except that the aggregate value of long-term incentive opportunities at target are generally set so that the sum of base salary, annual incentive at target and long-term incentives at target fall within the desired range of total direct remuneration. The Compensation Committee also takes into account other factors such as the responsibilities, performance, contributions and service of the executive, including compensation in relation to other employees and the executive’s length of service in the particular position.

To determine the amounts of each type of long-term incentive provided to each executive officer, the Committee generally first determines the total long-term incentive award to be granted to an executive officer. Total long-term incentive value is determined as a multiple of an executive’s base salary, based on market data supplied by Steven Hall & Partners, the Compensation Committee’s independent compensation consultant. The applicable percentage of total long-term incentive awards ranged from 100% to 355% of base salary for the named executive officers. These levels were held constant from the prior year in recognition of competitive marketplace opportunities relative to our comparator group. The Committee then establishes the split among the three long-term incentive vehicles. The Committee decided in 2010 that the total long-term incentive value would be split as follows: 20% in the form of stock options, 40% in DRSUs and 40% in Performance Units. This split reflected a desire to base awards on performance and the general marketplace trend of decreasing the emphasis on stock options. Of the equity components, stock options are valued using the Black-Scholes option valuation method and DRSUs are valued using the average of the high and the low of the stock price on the date of the grant. Performance Units are cash vehicles linked to financial goals set by the Committee. They are valued at $100 per unit assuming target-level performance, with higher and lower per-Unit values for above- and below-target performance. These values are then translated into specific amounts for each individual executive officer.

Stock Options. Stock options with an exercise price of $64.46 were awarded to the named executive officers in 2011. The exercise price represents fair market value on the date of grant as defined in the 2001 Stock Award and Incentive Plan as the average of the high and the low stock price on the grant date. These options have a ten-year term and vest in equal installments on each of the first three anniversaries from the date of grant. To encourage the ownership of Company stock among officers, upon exercise, at least 50% of after-tax value of appreciation must be held in Company stock for at least five years.

DRSUs. DRSUs vest in equal installments on each of the first three anniversaries from the date of grant. As a guideline for officer stock ownership, at least 50% of the shares received upon vesting of the DRSUs must be held by the executives for five years.

Officer Stock Ownership Guidelines. In 2010, the Company revised the stock ownership guidelines that were in effect in prior years. Beginning in 2010, the following are the stock ownership guidelines effective for the Chief Executive Officer and other named executive officers. The guidelines require holdings of our stock with values at least equal to specified multiples of base salary, as follows:

•	Chief Executive Officer—four times base salary (within five years of election)

•	Other Elected Officers—three times base salary (within five years of election)

As of January 31, 2012, none of the current named executive officers were in office for the five years required for the guidelines to take effect.

Performance Units. As in prior years, Performance Units were elements of our long-term incentive program in 2011.

Performance Units Granted in 2011

Performance Units granted in 2011 vest at the end of a three-year performance period (2011-2013), provided the grantee remains employed by the Company at such time. The value of each Performance Unit is dependent on three measures: the Company’s ROC performance as compared to target ROC, the Company’s stock performance as compared to the S&P MidCap 400 Index, and the Company’s stock performance as compared to a Peer Company Index, based on total shareholder return for the period from January 1, 2011 to December 31, 2013. The Peer Company Index is comprised of the Company’s peer companies and competitors. The index is broader than the comparator group used to assist us in setting overall compensation discussed above, and contains companies of relevant size and market capitalization that operate in similar markets or product types of the Company—paper, steel, minerals and mining. Major publicly traded competitors of the Company were also selected regardless of revenue or market capitalization.

Equal weighting is given to each of the three measures. Thus, each of the three types of performance included in the performance goals contributes one-third of the final value of the Performance Unit. If performance does not meet minimum threshold levels, the Performance Unit will be worth $0. At target performance, a Performance Unit is worth $100 and may be worth up to $300 at maximum performance levels. For example, if for a Performance Unit (which has a target value of $100) one performance metric is achieved at the target level, one is achieved at the threshold level, and one is achieved at the maximum level, the performances together will result in a final payout value for the Performance Unit of $158.33, consisting of one-third of $100 (the target payout level, yielding $33.33) plus one-third of $75 (the threshold payout level, yielding $25) plus one-third of $300 (the maximum payout level, yielding $100). The Performance Unit value is paid out in cash at the end of the performance period.

The following tables set forth the payout levels for stated performance for each of the three measures. Performance between the stated percentages is interpolated.

ROC Performance related to target ROC (one-third of Unit Value):

ROC Performance	Component Achievement
<7.5%	$0
8.5%	$75
9.5%	$100
10.5%	$200
11.5%+	$300

Company Stock Comparison to the S&P MidCap 400 Index (one-third of Unit Value):

Performance as a % of Target	Component Achievement
<75%	$0
75%	$75
100%	$100
120%	$200
130%+	$300

Company Stock Comparison to the Peer Company Index (one-third of Unit Value):

Performance as a % of Target	Component Achievement
<75%	$0
75%	$40
100%	$90
110%	$100
120%	$200
130%+	$300

Performance Units Granted in Prior Periods

In January 2012, the Committee reviewed the results of Performance Units granted in 2009 related to the 2009-2011 performance period. Since performance with respect to certain of the measures relating to such units met the minimum threshold levels, the Performance Units granted in 2009 resulted in a payout of $78 per unit. As a result, payments to the named executive officers on the 2009 Performance Units were as follows: Mr. Muscari, $998,400, Mr. Dietrich, $117,000, Mr. Monagle, $218,400, Mr. Meek, $39,000, Mr. Mayger, $78,000, and Mr. Harrison, $210,600.

Retirement Programs

Our retirement programs for senior executives provide an opportunity for each participating executive, through long service to the Company, to receive a pension or other forms of retirement benefits. Our named executive officers participate in the Company’s Retirement Plan and the Supplemental Retirement Plan which provide retirement benefits to employees and executives. These are described more fully in the narrative following the Pension Benefits table below.

As discussed in the footnotes to the Summary Compensation Table and in the narrative following the Pension Benefits table below, the present value of pension benefits is the item of compensation that has grown the most rapidly in 2011 as compared to 2010 and in 2010 as compared to 2009.  A large portion of that growth is the result of decreases in prevailing interest rates, which are a key fact in determining the present value of future benefits at the end of the plan year.  Those interest rate declines are not within the control of the Company, and the resulting increase in present value driven by reduced interest rates does not represent an intended increase in compensation.  We did not enhance the pension benefit formulas in 2010 and 2011.

Although our retirement programs provide valuable benefits that help us attract and retain executive talent, we rely more heavily on other elements of our compensation program in the recruitment process and for retention.

Severance Policies

Severance protection is provided to our senior executives in employment agreements and severance agreements. This protection is designed to be fair and competitive and to aid in attracting and retaining experienced executives. When recruited from another company, the executive generally will seek to be protected in the event he or she is terminated without cause or we take actions giving the executive good reason to terminate employment. We believe that the protection we provide—including the level of severance payments and post-termination benefits—is appropriate and within the range of competitive practice.

Severance protection following a change in control, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control while relatively free of concern for the executive’s own situation or the need to seek employment elsewhere. Second, change in control transactions take time to unfold, and a stable management team can help to preserve the Company’s operations either to enhance the value delivered to a buyer in the transaction or, if no transaction is consummated, to ensure that the Company’s business will continue without undue disruption. Finally, we believe that the change in control protections in place encourage management to consider on an ongoing basis whether a strategic transaction might be advantageous to our stockholders, even one that would vest control of the Company in a third party. We generally do not provide for excise tax gross up payments to executive officers in connection with a change in control. The Compensation Committee believes that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential buyout price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to the benefits to the Company and its stockholders.

Deferred Compensation

The Company maintains the Supplemental Savings Plan in order to allow employees to defer amounts that cannot be deferred under the qualified Savings and Investment Plan (the Company’s

401(k) plan) due to Internal Revenue Code limits. Contributions under the Supplemental Savings Plan are limited to the percentage limits that the employee would otherwise have been able to contribute on a before-tax basis to the Savings and Investment Plan. Additionally, the program provides a second and separate election opportunity for the deferral of annual base salary and bonus for which these deferrals are credited with interest only. Amounts placed in the Supplemental Savings Plan remain with the Company until payout, rather than invested through a third party as with other defined contribution programs.

Tax Deductibility

Internal Revenue Code Section 162(m) limits the tax deductions that a public company can claim for compensation to some of its named executive officers. We generally seek to preserve such corporate tax deductibility for compensation to the extent practicable, although the Compensation Committee retains flexibility to approve, when appropriate, compensation arrangements which promote the objectives of our compensation program but which do not qualify for full tax deductibility. Accordingly, the Committee recognizes that a portion of the compensation paid to Mr. Muscari will be subject to the deduction limitation. The Committee believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position.

2012 Compensation Program for Named Executive Officers

Our compensation program for senior executives for 2012 will be structured in a manner similar to the 2011 program.

Decision-Making Responsibility

Governance of our compensation program is the responsibility of the Compensation Committee, which consists solely of independent (non-management) directors. The Compensation Committee works with management, in particular the Chief Executive Officer and the executive responsible for Human Resources, in making decisions regarding our compensation program. The Chief Executive Officer has the ability to call Compensation Committee meetings for this purpose. The Compensation Committee also has retained Steven Hall & Partners, a nationally known compensation consulting firm, to assist in gathering and analyzing market data, advising the Compensation Committee on compensation standards and trends, and assisting in the implementation of policies and programs. Steven Hall & Partners works with the Chief Executive Officer and the executive responsible for Human Resources, in providing such assistance to the Compensation Committee. Steven Hall & Partners does not provide any other services to the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Michael F. Pasquale, Chair
Duane R. Dunham
Steven J. Golub Barbara R. Smith William C. Stivers

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table—2011

The following table summarizes the compensation of the named executive officers for the fiscal year ended December 31, 2011. The named executive officers include the Company’s Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers who were serving as executive officers on December 31, 2011, and one additional individual who would have been among the three most highly compensated but for the fact that he was not serving as an executive officer on December 31, 2011. For purposes of determining the most highly compensated officers, the amounts shown in column (h) were excluded.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph C. Muscari
Chairman and Chief	2011	$900,000	$1,278,143	$752,174	$2,159,700	$153,800	$90,053	$5,333,870
Executive Officer	2010	$900,000	$1,278,102	$725,052	$1,717,100	$86,500	$86,101	$4,792,855
	2009	$900,000	$1,270,720	$649,000	$860,000	$71,300	$85,131	$3,836,151
Douglas T. Dietrich
Senior Vice President,	2011	$347,692	$300,038	$165,547	$446,300	$29,300	$26,713	$1,315,590
Finance and Treasury,
Chief Financial Officer

D.J. Monagle, III
Senior Vice President and	2011	$362,020	$363,977	$204,116	$509,400	$48,100	$31,739	$1,519,352
Managing Director, Paper	2010	$326,731	$274,580	$155,952	$391,000	$15,800	$25,037	$1,189,100
PCC	2009	$315,000	$301,796	$141,600	$290,000	$(3,300)	$32,962	$1,078,058

Thomas J. Meek
Senior Vice President,	2011	$363,808	$305,968	$169,504	$354,000	$34,100	$34,960	$1,262,340
General Counsel and Secretary,	2010	$352,346	$245,600	$163,300	$376,000	$13,800	$18,462	$1,169,508
Chief Compliance Officer

Douglas W. Mayger	2011	$321,346	$199,999	$155,593	$392,400	$38,700	$15,168	$1,123,206
Senior Vice President,
Performance Minerals and
MTI Supply Chain

D. Randy Harrison	2011	$315,000	$289,970	$164,747	$480,600	$332,300	$31,670	$1,614,287
Former Senior Vice President,	2010	$312,346	$289,808	$158,809	$451,000	$184,900	$25,942	$1,422,805
Supply Chain	2009	$310,000	$289,883	$141,600	$202,000	$182,900	$36,011	$1,162,394

*	There were no discretionary bonuses paid to any of the named executive officers in 2009, 2010 or 2011. Accordingly, the column entitled “Bonus” has been omitted from this table.

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The Company calculates the “fair value” of stock awards under FASB ASC Topic 718 by multiplying the number of shares by the average of the high and low price of the Company’s common stock on the New York Stock Exchange on the grant date. See Note 2 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for the assumptions made in determining FASB ASC Topic 718 values.

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The Company calculates the “fair value” of option awards under FASB ASC Topic 718 using the Black-Scholes valuation model. See Note 2 to the Consolidated Financial Statements in our Annual Report for the fiscal year ended December 31, 2011 for the assumptions made in determining FASB ASC Topic 718 values.

(3)
Amounts shown for 2011 represent the sum of (i) 2011 Annual Incentive awards under the 2011 Annual Incentive Plan and (ii) the value of the Performance Units granted by the Company to the named executive officers in 2009 for the performance period 2009-2011, which vested on December 31, 2011. Annual incentive awards paid out were as follows: Mr. Muscari, $1,161,300; Mr. Dietrich, $329,300; Mr. Monagle, $291,000; Mr. Meek, $315,000; Mr. Mayger, $314,400; and Mr. Harrison, $270,000. For more information regarding our 2011 Annual Incentive Plan, see the discussion under the heading “Total Direct Remuneration” in the Compensation Discussion and Analysis section. Amounts earned on Annual Incentive awards by each of the named executive officers in 2011 is set forth in “Compensation Discussion and Analysis—Total Direct Remuneration—Annual Incentives—Review of Individual Named Executive Officer Performance.” Since performance under the Performance Units granted in 2009 met the minimum threshold levels for certain of the measures (75% of target), the value of these Performance Units was $78 per unit. Amounts earned on Performance Units by each of the named executive officers in 2011 were as follows: Mr. Muscari, $998,400; Mr. Dietrich, $117,000; Mr. Monagle, $218,400; Mr. Meek, $39,000; Mr. Mayger, $78,000; and Mr. Harrison, $210,600.  For more information regarding our Performance Units, see the discussion under the heading “Compensation Discussion and Analysis—Total Direct Remuneration—Performance Units—Performance Units Granted In Prior Periods.” No other Performance Units vested during 2011.

Amounts shown for 2010 represent the sum of (i) 2010 Annual Incentive awards under the 2010 Annual Incentive Plan and (ii) the value of the Performance Units granted by the Company to the named executive officers in 2008 for the performance period 2008-2010, which vested on December 31, 2010. Performance under the Performance Units granted in 2008 met the minimum threshold levels (75% of target) for certain performance measures, and the value of these Performance Units was $40 per unit. No other Performance Units vested during 2010.

Amounts shown for 2009 represent the 2009 Annual Incentive Awards. The Company granted Performance Units to the named executive officers in 2007 (with the exception of Mr. Muscari and Mr. Dietrich, who joined the Company in 2007, and Mr. Meek, who joined the Company in 2009) for the performance period 2007-2009, which vested on December 31, 2009. Since performance did not meet the minimum threshold levels (75% of target), the value of these Performance Units was $0. No other Performance Units vested during 2009.

A Performance Unit is worth $100 per unit at target performance; at maximum performance, $300 per unit. If performance does not meet minimum threshold levels, the Performance Unit will be worth $0.

(4)
Amounts shown in column (h) are solely an estimate of the increase in actuarial present value during 2011of the named executive officer’s normal retirement age (defined as the earliest age at which the executive can receive a benefit unreduced for early retirement) accumulated benefit under the Company’s Retirement Plan and the Supplemental Retirement Plan for 2011 The amount attributable to each plan is shown in the table below:

	Change in Pension Value
Name	Retirement Plan	Supplemental Retirement Plan	Total
J.C. Muscari	$20,200	$133,600	$153,800
D.T. Dietrich	$14,100	$15,200	$29,300
D.J. Monagle	$25,600	$22,500	$48,100
T.J. Meek	$13,200	$20,900	$34,100
D.W. Mayger	$24,900	$13,800	$38,700
D.R. Harrison	$189,100	$143,200	$332,300

The change in pension value for Mr. Harrison is calculated under the career earnings formula which is described in more detail in the narrative following the Pension Benefits table below.

The following assumptions were made in calculating the present value of accumulated benefits for Mr. Harrison:

Discount rate:	2011 year end:	4.10% for the qualified plan
4.10% for the nonqualified plan
	2010 year end:	5.20% for the qualified plan
5.20% for the nonqualified plan
	2009 year end:	5.75% for the qualified plan
5.75% for the nonqualified plan

Mortality table:	2011 year end:	“IRS 2012 Static Morality Table” – post retirement only
	2010 year end:	“RP 2000 combined and projected to 2011
no collar—male and female rates.”—post
retirement only
	2009 year end:	“RP 2000 combined and projected to 2010
no collar—male and female rates.”—post
retirement only

The change in pension value for Mr. Muscari, Mr. Dietrich, Mr. Monagle, Mr. Meek and Mr. Mayger is calculated under the cash balance formula which is also described in more detail in the narrative following the Pension Benefits table.  The accumulated benefit under the cash balance formula equals the projected annuity benefit payable at normal retirement age, assuming that the executive remains in employment but receives no future pay credits.  The projected annuity benefit is calculated by first projecting the end-of-year cash balance account to normal retirement age using annual interest credits of 1.25% for 2011 calculations and 1.31% for 2010 calculations.  The projected cash balance is then converted to an annuity using the September 2011 rates (1.98% for 5 years/4.49% for next 15 years/5.80% thereafter) and the 2012 IRS prescribed mortality table for 2011 calculations and the September 2010 rates (2.15% for 5 years/4.55% for next 15 years/5.58% thereafter) and the 2011 IRS prescribed mortality table for 2010 calculations.  The present value of accumulated benefits for Mr. Muscari, Mr. Dietrich, Mr. Monagle, Mr. Meek and Mr. Mayger is then calculated using the same discount rates and mortality tables as for Mr. Harrison.

The year-over-year increases in the present value of pension benefits should be understood as attributable in substantial part to declines in prevailing interest rates and not as an intended increase in retirement compensation under our compensation program.

Column (h) also reports the amount of the above market earnings on compensation that is deferred outside of tax-qualified plans such as the Company’s Supplemental Savings Plan. No amount is reported because none of the named executive officers had any above market earnings during 2011

(5)
See All Other Compensation chart below for amounts for 2011, which include perquisites (consisting solely of financial counseling), life insurance premiums and Company matches on employee contributions to defined contribution plans (Savings and Investment Plan and Supplemental Savings Plan).

All Other Compensation—2011

Name	Perquisites*	Life Insurance Premiums	Savings and Investment Plan Match	Supplemental Savings Plan Match	Total
J.C. Muscari	$5,481	$368	$9,800	$74,404	$90,053
D.T. Dietrich	$1,537	$368	$9,800	$15,008	$26,713
D.J. Monagle	$2,850	$368	$9,800	$18,721	$31,739
T.J. Meek	$5,000	$368	$9,800	$19,792	$34,960
D.W. Mayger	$5,000	$368	$9,800	$0	$15,168
D.R. Harrison	$4,982	$368	$9,800	$16,520	$31,670

*	Consists solely of financial counseling, except for $1,431 in medical reimbursements for Mr. Muscari pursuant to his employment agreement.

All Other Compensation does not include any amounts that would be payable to Mr. Muscari pursuant to certain Lump Sum Payment provisions of his employment agreement, as amended. See “—Employment Agreements.”

Grants of Plan-Based Awards—2011

The following table provides information on the Annual Incentive Plan awards to each of the Company’s named executive officers in 2011 and the Performance Units, DRSUs and stock options granted in 2011 to each of the Company’s named executive officers under the Company’s long-term incentive program. The estimated future payouts of non-equity incentive plan awards listed in the table below depend on performance criteria described in footnote 2 below. There can be no assurance that such payouts will ever be realized.

			Performance Units (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)		Grant Date Closing Price	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name*	Grant Date			Threshold ($)	Target ($)	Maximum ($)
J.C. Muscari		(1)		$225,000	$900,000	$1,800,000
	1/26/11	(2)	12,800	$960,000	$1,280,000	$3,840,000
	1/26/11						19,830	(7)					$1,278,143
	1/26/11								33,836	(8)	$64.63	$64.46	$752,174
D.T. Dietrich		(1)		$62,500	$250,000	$500,000
	1/26/11	(2)	3,000	$225,000	$300,000	$900,000
	1/26/11						4,655						$300,038
	1/26/11								7,447		$64.63	$64.46	$165,547
D.J. Monagle		(1)		$67,875	$271,500	$543,000
	1/26/11	(2)	3,500	$262,500	$350,000	$1,050,000
	1/26/11						5,647						$363,977
	1/26/11								9,182		$64.63	$64.46	$204,116
T.J. Meek		(1)		$63,665	$254,660	$509,320
	1/26/11	(2)	3,100	$232,500	$310,000	$930,000
	1/26/11						4,747						$305,968
	1/26/11								7,625		$64.63	$64.46	$169,504
D.W. Mayger		(1)		$52,213	$208,850	$417,700
	1/26/11	(2)	1,800	$135,000	$180,000	$540,000
	1/26/11						2,793						$180,022
	1/26/11								6,050		$64.63	$64.46	$134,492
	8/5/11						350						$19,976
	8/5/11								1,140		$56.36	$57.08	$21,101
D.R. Harrison		(1)		$59,063	$236,250	$472,500
	1/26/11	(2)	2,700	$202,500	$270,000	$810,000
	1/26/11						4,496						$289,790
	1/26/11								7,411		$64.63	$64.46	$164,747

*
The Company did not have any equity incentive plans during 2011, nor does it currently have such plans. Accordingly, the columns entitled “Estimated Future Payouts Under Equity Incentive Plan Awards” have been omitted from this table.

(1)
Represents threshold, target and maximum payout levels under our 2011 Annual Incentive Plan. The actual amount of incentive award earned by each named executive officer in 2011 is reported under “Total Direct Remuneration—Annual Incentives—Review of Individual Named Executive Officer Performance” in the Compensation Discussion and Analysis section. For a more detailed discussion of the 2011 Annual Incentive Plan, see “Compensation Discussion and Analysis—Annual Incentives.”

(2)
The amounts in this row represent the number of Performance Units granted to the named executive officers in 2011 under the Company’s long-term incentive program and estimated threshold, target and maximum payouts. Except as otherwise noted, Performance Units vest at the end of a three-year performance period. For the 2011-2013 performance period, the value of each performance unit is dependent on the Company’s ROC performance and the Company’s stock comparisons to the S&P MidCap 400 Index and a Peer Group Index. If performance does not meet minimum threshold levels, the Performance Unit will be worth $0. At threshold performance, a Performance Unit is worth $75; at target performance, $100 per unit; at maximum performance, $300 per unit. The Performance Unit value for the 2011-2013 performance period will be paid out (subject to meeting the above performance criteria) in early 2014. For a more detailed discussion of Performance Units, see “Compensation Discussion and Analysis—Long-term Incentives.”

minimum threshold levels, the Performance Unit will be worth $0. At threshold performance, a Performance Unit is worth $75; at target performance, $100 per unit; at maximum performance, $300 per unit. The Performance Unit value for the 2011-2013 performance period will be paid out (subject to meeting the above performance criteria) in early 2014. For a more detailed discussion of Performance Units, see “Compensation Discussion and Analysis—Long-term Incentives.”

(3)
Except as otherwise noted, DRSUs vest in three equal annual installments beginning on the first anniversary of the grant date (subject to accelerated vesting in specified circumstances).  DRSUs are not credited with dividends or dividend equivalents prior to vesting.

(4)
Except as otherwise noted, options vest in three equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date (subject to accelerated vesting in specified circumstances).

(5)
The exercise price of option awards is determined by the average of the high and low price of the Company’s common stock on the grant date. Accordingly, the exercise price of option awards granted on January 26, 2011 is $64.46 and the exercise price of option awards granted on August 5, 2011 is $57.08. The closing price of the Company’s common stock on January 26, 2011 is $64.63 and the closing price of the Company’s common stock on August 5, 2011 is $56.36.

(6)
The grant date fair value of each DRSU is determined by the average of the high and low price of the Company’s common stock on the grant date. Accordingly, the per share grant date fair value of each DRSU granted on January 26, 2011 is $64.46 and of each DRSU granted on August 5, 2011 is $57.08. The grant date fair value, calculated in accordance with FASB ASC Topic 718 using the Black-Scholes valuation method, of each option granted on January 26, 2011 is $22.23 and of each option granted on August 5, 2011 is $18.51.

(7)
Per Mr. Muscari’s employment agreement, DRSUs granted in 2011 vest in two equal annual installments beginning on the first anniversary of the grant date, subject to accelerated vesting in specified circumstances.

(8)
Per Mr. Muscari’s employment agreement, Options granted in 2011 vest in two equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date, subject to accelerated vesting in specified circumstances.

Outstanding Equity Awards at Fiscal Year-End—2011

The following table shows the number of shares of the Company’s common stock covered by exercisable and unexercisable options and unvested DRSUs held by the Company’s named executive officers as of December 31, 2011.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J.C. Muscari	70,000	(3)	—	N/A	$60.20	3/1/2017				N/A	N/A
	35,000		—		$64.16	2/27/2018
	36,667		18,333		$39.71	1/28/2019
	22,200		22,200		$49.12	1/27/2020
	—		33,836		$64.46	1/26/2021
							43,506	(4)	$2,459,394
D.T. Dietrich	2,100		—	N/A	$65.35	8/1/2017				N/A	N/A
	5,000		—		$64.16	2/27/2018
	5,667		2,833		$39.71	1/28/2019
	2,290		4,580		$49.12	1/27/2020
	—		7,447		$64.46	1/26/2021
							8,928	(5)	$504,700
Daniel J. Monagle III	750		—	N/A	$53.89	2/25/2014				N/A	N/A
	1,000		—		$56.53	1/17/2016
	1,100		—		$59.33	4/26/2016
	1,100		—		$64.61	4/25/2017
	4,000		—		$64.16	2/27/2018
	8,000		4,000		$39.71	1/28/2019
	3,184		6,366		$49.12	1/27/2020
	—		9,182		$64.46	1/26/2021
							11,906	(6)	$673,046
T.J. Meek	3,334		1,666	N/A	$44.36	9/1/2019				N/A	N/A
	3,334		6,666		$49.12	1/27/2020
	—		7,625		$64.46	1/26/2021
							8,913	(7)	$503,852
D.W. Mayger	900		—	N/A	$65.93	4/23/2018				N/A	N/A
	—		2,266		39.71	1/28/2019
	—		3,666		49.12	1/27/2020
	—		6,050		64.46	1/26/2021
	—		1,140		57.08	8/5/2021
							5,322	(8)	$300,853
D.R. Harrison	4,000		—	N/A	$49.12	7/1/2013				N/A	N/A
	5,300		—		$53.89	2/25/2014
	3,300		—		$61.94	2/23/2015
	4,400		—		$54.23	2/22/2016
	6,200		—		$61.56	2/28/2017
	7,500		—		$64.16	2/28/2018
	8,000		4,000		$39.71	1/28/2019
	3,242		6,483		$49.12	1/27/2020
	—		7,411		$64.46	1/26/2021
							10,862	(9)	$614,029

(1)
Except as otherwise noted, option awards vest in three equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date, subject to accelerated vesting in specified circumstances. The grant date is ten years earlier than the expiration date reported in the Option Expiration column.

(2)	The market value is calculated by multiplying the number of DRSUs by $56.53, the closing price of the Company’s common stock on December 30, 2011.

(3)	Includes 35,000 options granted on March 1, 2007 and vested on March 1, 2010.

(4)
Consists of unvested portions of the following: 10,666 DRSUs granted on January 28, 2009 and vesting in three equal annual installments beginning on January 28, 2010; and 13,010 DRSU’s granted on February 27, 2010 and vesting in two equal annual installments beginning on January 27, 2011; and 19,830 DRSUs granted on January 26, 2011 and vesting on the first anniversary on January 26, 2012.

(5)
Consists of unvested portions of the following: 1,633 DRSUs granted on January 28, 2009 and vesting in three equal annual installments beginning on January 28, 2010; and 2,640 DRSUs granted on January 27, 2010 and vesting in three equal annual installments; and 4,655 DRSUs granted on January 26, 2011 and vesting in three equal annual installments beginning on January 26, 2012.

(6)
Consists of unvested portions of the following: 2,533 DRSUs granted on January 28, 2009 and vesting in three equal annual installments beginning on January 28, 2010; and 3,726 DRSU’s granted on January 27, 2010 and vesting in three equal annual installments beginning on January 27, 2011; and 5,647 DRSUs granted on January 26, 2011 and vesting in three equal annual installments beginning on January 26, 2012.

(7)
Consists of unvested portions of the following: 833 DRSUs granted on September 1, 2009 and vesting in three equal annual installments beginning on September 1, 2010; and 3,333 DRSU’s granted on January 27, 2010 and vesting in three equal annual installments beginning on January 27, 2011; and 4,747 DRSUs granted on January 26, 2011 and vesting in three equal annual installments beginning on January 26, 2012.

(8)
Consists of unvested portions of the following: 833 DRSUs granted on January 28, 2009 and vesting in three equal annual installments beginning on January 28, 2010; and 1,346 DRSU’s granted on January 27, 2010 and vesting in three equal annual installments beginning on January 27, 2011; and 2,793 DRSUs granted on January 26, 2011 ad vesting in three equal annual installments beginning on January 26, 2012; and 350 DRSUs granted on August 5, 2011 and vesting in three equal annual installments beginning on August 5, 2012.

(9)
Consists of unvested portions of the following: 2,433 DRSUs granted on January 28, 2009 and vesting in three equal annual installments beginning on January 28, 2010; and 3,933 DRSU’s granted on January 27, 2010 and vesting in three equal annual installments beginning on January 27, 2011; and 4,496 DRSUs granted on January 26, 2011 and vesting in three equal annual installments beginning on January 26, 2012.

Option Exercises and Stock Vested—2011

The table below discloses the number of shares acquired through option exercises and vesting of DRSUs and the value at the time of exercise and vesting by the named executive officers during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
J.C. Muscari	―	―	30,510	1,954,548
D.T. Dietrich	―	―	3,886	248,658
D.J. Monagle	―	―	4,897	312,950
T.J. Meek	―	―	2,500	155,306
D.W. Mayger	4,101	94,776	1,756	112,534
D.R. Harrison	498	9,899	5,900	377,566

(1)	Certain of these shares were withheld for the payment of taxes.

Pension Benefits—2011

The table below quantifies the benefits expected to be paid to the named executive officers from the Company’s two defined benefit pension plans—the Retirement Plan and the Supplemental Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
J.C. Muscari	Retirement Plan	4.8	$62,500	―
	Supplemental Retirement Plan	4.8	$346,400	―
D.T. Dietrich	Retirement Plan	4.4	$30,100	―
	Supplemental Retirement Plan	4.4	$25,700	―
D.J. Monagle	Retirement Plan	9.0	$72,700	―
	Supplemental Retirement Plan	9.0	$42,200	―
T.J. Meek	Retirement Plan	2.3	$26,100	―
	Supplemental Retirement Plan	2.3	$27,100	―
D.W. Mayger	Retirement Plan	9.9	$75,800	―
	Supplemental Retirement Plan	9.9	$20,600	―
D.R. Harrison	Retirement Plan	24.8	$862,200	―
	Supplemental Retirement Plan	24.8	$403,100	―

(1)
The present value of accumulated benefits is calculated using the following assumptions:  (a) a discount rate of 4.10% for the Retirement Plan and 4.10% for the Nonfunded Supplemental Retirement Plan and (b) mortality rates from the "IRS 2012 Static Mortality" Table at 2011 year end, post-retirement only.

The Retirement Plan is a tax qualified pension plan which pays retirement benefits within the limits prescribed by the Code. The Nonfunded Supplemental Retirement Plan is an unfunded, non-tax qualified pension plan which pays retirement benefits in excess of such Code limits.

For employees hired prior to January 1, 2002, accumulated benefits under the Retirement Plan and the Nonfunded Supplemental Retirement Plan are based upon an annuity equal to the greater of (i) 1.4% of a participant's career earnings or (ii) 1.75% of a participant's career earnings less 1.5% of primary Social Security benefits, multiplied by years of service up to 35 years. For purposes of this career earnings formula, a participant's career earnings are based on the average earnings for the five highest consecutive calendar years prior to January 1, 2003, and on actual earnings for periods after December 31, 2002. The benefits for Mr. Harrison are based upon the career earnings formula.

The present value of accumulated benefit under the career earnings formula is based upon the benefit that is payable at the named executive officer's normal retirement age (defined as the earliest age at which the executive can receive a benefit unreduced for early retirement), based upon years of service and pensionable earnings as of December 31, 2011, and payable as a life annuity with no death benefit.

For employees hired after January 1, 2002, accumulated benefits under the Retirement Plan and the Nonfunded Supplemental Retirement Plan are based upon a cash balance formula which credits such employees with annual pay credits equal to 5% of the employee's pensionable earnings for the year. An employee's cash balance account will also receive interest credits each year, based on a market rate of interest declared at the end of each year. The benefits for Messrs. Muscari, Dietrich, Mayger, Monagle, and Meek are based upon the cash balance formula.

The accumulated benefit under the cash balance formula equals the projected annuity benefit payable at normal retirement age (later of 65 and 3 years of service), assuming that the named executive officer remains in employment but receives no future pay credits. The projected annuity benefit is calculated by first projecting the December 31, 2011 cash balance account to normal retirement age using annual interest credits of 1.25%. This projected cash balance is then converted to an annuity benefit using the September 2011 rates and the IRS prescribed mortality for 2012. The present value of accumulated benefit under the cash balance formula is based upon this annuity benefit, payable as a life annuity with no death benefit.

The 2011 increase in the present value of pension benefits should be understood as attributable in substantial part to declines in prevailing interest rates and not as an intended increase in retirement compensation under our compensation program.

Present Value of Accumulated Benefits may decrease year over year, due to the change in interest credit rate and other present value assumptions used for each year-end calculation.

Non-Qualified Deferred Compensation—2011

The following table shows contributions, earnings and account balances for the named executive officers in the Supplemental Savings Plan. The Supplemental Savings Plan is an unfunded, non-tax qualified plan which pays amounts in excess of the limits which the Code imposes on benefits under the Company’s Savings and Investment Plan.

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($) (1)	($) (2)	($) (3)	($)	($)
J.C. Muscari	$1111,606	774,404	-42,229	0	539,244
D.T. Dietrich	$222,511	115,008	-2,881	0	81,646
D.J. Monagle	$332,761	118,721	-4,604	0	136,409
T.J. Meek	$334,636	119,792	-6,147	0	74,462
D.W. Mayger	$00	00	-750	0	40,735
D.R. Harrison	$228,910	116,520	-15,089	0	244,785

(1)
Named executive officers may elect to defer payment up to the greater of 6% or that percentage of regular earnings that the named executive officer would have been otherwise able to contribute on a before-tax basis to the Company’s Savings and Investment Plan. At the named executive officer’s election, such deferral will be credited to the named executive officer’s account in the dollar amount of the deferred regular earnings, or as the number of units calculated by dividing the dollar amount of regular earnings deferred by the closing price of the Company’s common stock on the last business day of the month in which the payment of such regular earnings would have been made.

(2)
The amounts reported in this column represent matching contributions by the Company and were also reported as part of the named executive officers’ “All Other Compensation” in the Summary Compensation table and specifically listed in Footnote 5 to such table. Under the Company’s Savings and Investment Plan, the Company contributes $1 for every $1 contributed by the named executive officer of the first 2% of regular earnings and $1 for every $2 of the next 4% of the named executive officer’s regular earnings. If the Code restrictions prevent the named executive officer from receiving matching contributions under the Company’s Savings and Investment Plan, the named executive officer’s account will be credited by the amounts that would have been otherwise contributed by the Company as matching contributions. Matching contributions are held in the general funds of the Company and are credited to the named executive officer’s account in the form of units only, calculated as described in note (1) above.

(3)
The amounts reported in this column represent the aggregate earnings during 2010 of each named executive officer’s account. Dollar amounts in the named executive officer’s account are credited with the interest at a rate equal to the Fixed Income Fund of the Company’s Savings and Investment Plan; units in a named executive officer’s account are marked to market monthly. Whenever a cash dividend is paid on the Company’s common stock, the number of units is increased as follows: the number of units in the named executive officer’s account are multiplied by the cash dividend and divided by the closing price of the Company’s common stock on the dividend record date. None of the named executive officers had any “above market earnings” reportable in column (h) of the Summary Compensation Table.

Potential Payments on Termination or Change in Control—2011

The following table summarizes the estimated payments to be made to each named executive officer derived from their employment agreements, change in control agreements (“CIC agreements”), the terms of their grants and awards and the Company’s 2001 Stock Award and Incentive Plan (i) prior to a change in control and in connection with any termination of employment including voluntary termination, for cause termination, death, disability, retirement, termination without cause or resignation for good reason, and (ii) upon a change in control without termination of employment and termination without cause or resignation for good reason.

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the triggering event took place on the last business day of our most recently completed fiscal year, December 31, 2011, and that the price per share of our common stock is the closing market price as of that date, $56.53.

Our employment agreements and CIC agreements with our named executive officers are described following the table.

	Upon Termination and Prior to a Change in Control					On or After a Change in Control
Name	Voluntary Termination or “For Cause” Termination		Death, Disability or Retirement		Termination without “Cause” or Resignation for “Good Reason”	No Termination of Employment	Termination without “Cause” or Resignation for “Good Reason”
J.C. Muscari
Severance Payment(1)	$1,034,500	(2)	$1,034,500	(2)	$7,550,000	$0	$11,068,196	(3)
Benefits	0		0		0	0	36,595	(4)
DRSU Vesting(5)	0		0		0	602,949	2,459,394
Stock Option Vesting(6)	0		0		0	308,361	472,863
Performance Unit Vesting(7)	0		0		0	3,840,000	3,840,000

D.T. Dietrich
Severance Payment(1)	$0		$0		$900,000	0	1,424,955	(3)
Benefits	0		0		0	0	33,426	(4)
DRSU Vesting(5)	0		0		0	92,314	504,700
Stock Option Vesting(6)	0		0		0	47,651	81,589
Performance Unit Vesting(7)	0		0		0	600,000	600,000

D.J. Monagle
Severance Payment(1)	$0		$0		$958,125	$0	$1,751,087	(3)
Benefits	0		0		0	0	46,644	(4)
DRSU Vesting(5)	0		0		0	143,191	673,046
Stock Option Vesting(6)	0		0		0	67,280	114,452
Performance Unit Vesting(7)	0		0		0	910,000	910,000

T.J. Meek
Severance Payment(1)	$0		$0		$930,750	$0	$1,568,977	(3)
Benefits	0		0		0	0	36,587	(4)
DRSU Vesting(5)	0		0		0	0	503,852
Stock Option Vesting(6)	0		0		0	0	69,670
Performance Unit Vesting(7)	0		0		0	660,000	660,000

D.W. Mayger
Severance Payment(1)	$0		$0		$829,125	$0	$1,319,597	(3)
Benefits	0		0		0	0	46,975	(4)
DRSU Vesting(5)	0		0		0	47,090	300,853
Stock Option Vesting(6)	0		0		0	38,114	65,279
Performance Unit Vesting(7)	0		0		0	380,000	380,000

D.R. Harrison
Severance Payment(1)	$0		$0		$826,875	$0	$1,844,458.	(3)
Benefits	0		0		0	0	34,426	(4)
DRSU Vesting(5)	0		0		0	137,538	614,029
Stock Option Vesting(6)	0		0		0	67,280	115,319
Performance Unit Vesting(7)	0		0		0	810,000	810,000

(1)
Represents cash payments potentially payable upon termination of employment. Amounts shown for termination without “Cause” or resignation for “Good Reason” prior to a change in control equal 2 times the sum of base salary and target bonus for Mr. Muscari and 1.5 times the sum of base salary and target bonus for the other named executive officers. Amounts shown for termination without “Cause” or resignation for “Good Reason” on or after a change in control equal 2.99 times the five-year average annual compensation. For Mr. Muscari, severance amounts shown for termination without “Cause” or resignation for “Good Reason” either prior to a change in control or on or after a change in control include a payment of $3.95 million which replaces certain retirement benefits which Mr. Muscari would have earned had he remained with his prior company.

(2)
Represents pro-rata payment for replacement of certain retirement benefits which Mr. Muscari would have earned had he remained with his prior company. Amounts represent the actuarial present value of $65,000, payable annually for life to Mr. Muscari or to his spouse should he predecease her, with the first benefit payment on January 1, 2012. A 4.10% interest rate and the IRS 2012 Static Morality Table was used to calculate the actuarial present value.

(3)
Severance payment may be reduced if the full payment would result in a portion of the payment being subject to the excise tax under Section 4999 of the Code. In such event, the amount of the severance payment will be reduced by the minimum amount necessary such that no portion of the severance payment is subject to the excise tax.

(4)	This amount represents the present value of 24 months of life, disability, accident and health insurance coverage.

(5)
This amount represents the aggregate value of DRSUs which would become vested as a direct result of the termination event and/or change in control before the applicable stated vesting date solely as a direct result of the termination event or change in control before the stated vesting date. The stated vesting date is the date at which an award would have vested absent such termination event or change in control. This calculation of value does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change in control. The value of DRSUs is based on a closing stock price of $56.53 on December 31, 2011.

(6)
This amount represents the aggregate in-the-money value of stock options which would become vested as a direct result of the termination event and/or change in control before the applicable stated vesting date solely as a direct result of the termination event or change in control before the stated vesting date. The stated vesting date is the date at which an award would have vested absent such termination event or change in control. This calculation of value does not attribute any additional value to stock options based on their remaining term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change in control. Represents the intrinsic value of stock options, based on a closing stock price of $56.53 on December 31, 2011.

(7)
For termination due to death, disability or retirement, if a participant has been employed for two of the three years of the performance period, participant is eligible to receive a pro rata payout at the end of the performance period based on actual performance. Participants who have been employed for less than two of the three years of the performance period forfeit outstanding units related to that performance cycle. The Plan gives the Compensation Committee discretion to accelerate the vesting of Performance Units.  Upon change in control, assumes all unvested performance units are accelerated by the Committee and paid out at target ($100 per unit).

Employment Agreements

The Company entered into employment agreements with each of our named executive officers as follows: in November 2006, with Mr. Muscari; in August 2007, with Mr. Dietrich; in October 2009, with Mr. Monagle; in August 2009, with Mr. Meek, in October 2009, with Mr. Mayger; and in January 2002, with Mr. Harrison. The term of each of these agreements, except for Mr. Muscari’s agreement, was initially 18 months and, pursuant to the agreement, is extended on the first day of each month during the term for an additional month, unless either the employee or the employer gives the other written notice that the agreement should not be further extended or the employee reaches age 65. Mr. Muscari’s employment agreement had a commencement date of March 1, 2007 and was for a term of 5 years. In July 2010, the Company and Mr. Muscari agreed to extend the term of his agreement for an additional year until March 2013. Under the employment agreements, each of the named executive officers is entitled to an annual base salary not less that the following: Mr. Muscari, $850,000; Mr. Dietrich, $250,000; Mr. Monagle, $315,000; Mr. Meek, $350,000; Mr. Mayger, $260,000; and Mr. Harrison, $200,000. Each may also receive salary increases and annual bonuses in amounts to be determined by the Board or the Compensation Committee. The agreements also entitle the named executive officers to participate in employee benefit plans and other fringe benefits that are generally available to our executive employees. In addition, pursuant to Mr. Muscari’s agreement, in 2012 the Company provided Mr. Muscari with a pre-tax Lump Sum Payment in the amount of $3,950,000 which was designed to replace certain retirement benefits which Mr. Muscari would have earned had he remained with his prior company.

Under the agreements, each named executive officer has agreed to comply with certain customary provisions, including covenants not to disclose our confidential information at any time and not to compete with our business during the term of the agreement and, subject to our continued payment of amounts under the agreement, for two years thereafter. We may terminate the employment agreements before the end of the specified term of employment for “Cause.” “Cause” is defined in the agreements as (i) the failure to perform material obligations, following notice and a reasonable period of time to cure such failure and (ii) acts of felony, fraud or theft. Similarly, the named executive officer may resign for “Good Reason.” “Good Reason” is defined in the agreements as (i) the assignment of duties substantially inconsistent with the executive’s status or a substantial adverse alteration in the nature or status of the executive’s responsibilities, (ii) a reduction of the executive’s benefits or base salary, (iii) the merger or consolidation of the Company into or with any other entity or the sale of substantially all of the assets of the Company, unless the surviving entity of such merger or the purchaser of substantially all of the assets assumes the Company’s obligations under the employment agreement and (iv) separation of the executive’s office location from the Company’s principal corporate office or relocation outside the contiguous United States.

Pursuant to the employment agreements, our named executive officers are entitled to severance payments upon termination of employment by the Company “without Cause” or by the named executive officer for “Good Reason.” Severance payments are equal to a multiple of the sum of base salary and target annual bonus. The multiples are 2 times for Mr. Muscari and 1.5 times for the other named executive officers.

In December 2008, the employment agreements were amended to reflect compliance with Section 409A of the Code, including by (i) clarifying that severance is paid in a lump sum, rather than installments, (ii) providing that an involuntarily terminated officer receives a lump sum payment, plus a tax gross-up, equal to the cost of medical and dental coverage for twenty-four (24) months, (iii) providing that a six-month delay applies to payments subject to Section 409A that are made upon separation from service, and (iv) adding an indemnification for any additional tax incurred by the executive under Section 409A as a result of the Company’s failure to comply with Section 409A.

Change in Control Agreements

The Company has entered into CIC agreements with certain of its executive officers, including each of the named executive officers. The CIC agreements continue through December 31 of each year, and are automatically extended in one-year increments unless we choose to terminate them. If a change in control occurs, the severance agreements are effective for a period of four years from the end of the then existing term. These agreements are intended to provide for continuity of management in the event of a change in control of the Company.

Under the CIC agreements, a change in control includes any of the following events unless approved by the Board: (i) we are required to report a “change in control” in accordance with the Securities Exchange Act of 1934, as amended; (ii) any person acquires 15% of our voting securities; (iii) a majority of our directors are replaced during a two-year period; or (iv) our stockholders approve a merger, liquidation or sale of assets.

If, following a change in control, the executive officer is terminated by the Company for any reason, other than for disability, death, retirement or for Cause (as defined in the agreements), or if the executive officer terminates his or her employment for Good Reason (as defined in the agreements), then the executive is entitled to a severance payment of 2.99 times the executive’s base amount (as defined in the agreements). The severance payment generally will be made in a lump sum. If it is determined that the severance payment plus all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G of the Code would result in a portion of the severance payment being subject to the excise tax under Section 4999 of the Code, then the amount of the severance payment shall be reduced by the minimum amount necessary such that no portion of the payment will be subject to the excise tax. No excise tax “gross-up” is payable by the Company to the executive.

For a period of up to two years following a termination that entitles an executive officer to severance payments, the Company will provide life, disability, accident and health insurance coverage substantially similar to the benefits provided before termination, except to the extent such coverage would result in an excise tax being imposed under Section 4999 of the Code.

The CIC agreements also provide that upon the occurrence of certain stated events that constitute a “potential change in control” of the Company, the executive officer agrees not to voluntarily terminate his employment with the Company for a six-month period.

In December 2008, the CIC agreements were amended to reflect compliance with Section 409A of the Code, consistent with the amendments to the employment agreements described above.

2001 Stock Award and Incentive Plan

The Company’s 2001 Stock Award and Incentive Plan provides for accelerated vesting of stock options and DRSUs upon a change in control of the Company.  Since 2009, the Plan requires a “double trigger” for accelerated vesting (i.e., both a change in control and termination). The Plan also gives the Compensation Committee discretion to accelerate the vesting of Performance Units.

Grantor Trust

In order to secure the benefits accrued under certain programs such as the Supplemental Retirement Plan and the Supplemental Savings Plan, the Company has entered into an agreement establishing a grantor trust within the meaning of the Code. Under the Grantor Trust Agreement, we are required to make certain contributions of cash or other property to the trust upon the retirement of individuals who are beneficiaries of those plans, upon the occurrence of certain events defined as constituting a change in control, for compliance with Code Section 409A, and in certain other circumstances.

Director Compensation—2011

The table below summarizes the annual compensation for the Company’s non-employee directors during 2011.  Each compensation element is discussed in the text following the table.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)(3)		Total ($)
Paula H.J. Cholmondeley	$70,000	(4)	$59,000	N/A	N/A	N/A	$--		$129,000
Robert L. Clark	$62,500	(4)	$59,000	N/A	N/A	N/A	$--		$121,500
Duane R. Dunham	$60,000		$59,000	N/A	N/A	N/A	$--		$119,000
Steven J. Golub	$52,500	(4)	$59,000	N/A	N/A	N/A	$--		$111,500
Joseph C. Muscari(5)	$--		$--	N/A	N/A	N/A	$--		$0
Michael F. Pasquale	$70,000		$59,000	N/A	N/A	N/A	$--		$129,000
John T. Reid	$62,500	(4)	$59,000	N/A	N/A	N/A	$2,500		$124,000
Barbara R. Smith	$31,250		$59,000	N/A	N/A	N/A	$--		$90,250
William C. Stivers	$72,500		$59,000	N/A	N/A	N/A	$5,000	(6)	$136,500

(1)
Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of phantom stock units awarded to each director pursuant to the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors calculated by multiplying the number of units by the closing price of our common stock on the grant date.  Each Non-Employee Director was granted 904.63 phantom stock units on May 18, 2011, on which date the closing price of our common stock was $65.22 per share.  Such phantom stock units were non-forfeitable upon grant.

The following table lists the total number of phantom stock units held by each director as of December 31, 2011. The units are payable in cash upon the director’s termination of service on the Board. (See “Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors” below.)

P.H.J Cholmondeley	8,035
R.L. Clark	2,162
D.R. Dunham	8,339
S.J. Golub	23,491
J.C. Muscari	1,866
M.F. Pasquale	12,324
J.T. Reid	17,766
B.R. Smith	907
W.C. Stivers	8,226

(2)	The Company does not currently compensate its directors with stock options.

(3)	All Other Compensation consists of matching amounts paid by the Company on behalf of the directors to charitable institutions pursuant to the Company’s matching gifts plan.

(4)
During 2011, Messrs. Golub and Reid and Ms. Cholmondeley elected to defer their fees, and Dr. Clark elected to partially defer his fees, in units which have the economic value of one share of the Company’s stock as permitted under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors.

(5)
Mr. Joseph C. Muscari served as a non-employee director until his appointment as Chairman and Chief Executive Officer of the Company on March 1, 2007. Since that date, Mr. Muscari is no longer compensated as a director.

(6)
During 2006, Mr. Stivers elected to defer his fees in cash as permitted under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors. The amount reflected in the “All Other Compensation” column for Mr. Stivers includes interest of $1,528 earned during 2011 on the deferred portion.

Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors. Under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors, directors who are not employees of the Company have the right to defer their fees. Through 2007, at each director’s election, his or her deferred fees were credited to his or her account either as dollars or as units which have the economic value of one share of the Company’s stock. Starting in 2008, deferred fees are credited as units. Dollar balances in a director’s account bear interest at a rate of return equal to the rate of return for the Fixed Income Fund in the Company’s Savings and Investment Plan. If a director’s deferred fees are credited to his or her account as units, the number of units credited is calculated by dividing the amount of the deferred fees by the closing price of our common stock on the date such fees accrue.
During 2011, each of the non-employee directors received an annual retainer fee of $104,000, comprised of $45,000 paid in cash and $59,000 in units, for serving as a director. In addition, the following Committee retainer fees were paid: $20,000 for the Audit Committee Chair and $10,000 for Audit Committee members; $15,000 for the Compensation Committee Chair and $7,500 for

Compensation Committee members; and $15,000 for the Corporate Governance and Nominating Committee Chair and $7,500 for Corporate Governance and Nominating Committee members.

* * *

By Order of the Board of Directors,

Thomas J. Meek
Senior Vice President, General Counsel and Secretary, Chief Compliance Officer

Attachment A

Additional Information Regarding Non-GAAP Financial Measures (unaudited)

The Compensation Discussion and Analysis section of this Proxy Statement presents financial measures of the Company that exclude certain special items, and are therefore not in accordance with GAAP.  The following is a presentation of the Company's non-GAAP income (loss) and operating income (loss), excluding special items, for the twelve month periods ended December 31, 2011 and December 31, 2010 and a reconciliation to GAAP net income (loss) and operating income (loss), respectively, for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

(millions of dollars)	Year Ended
	Dec. 31,	Dec. 31,
	2011	2010
Net Income attributable to MTI, as reported	$67.5	$66.9

Special items:
Restructuring and other costs	0.5	0.9
Currency translation losses upon liquidation of foreign entity	1.4	0.0
Gain on sale of previously impaired assets	0.0	(0.2)
Settlement related to customer contract termination	0.0	(0.8)
Income tax settlement	(1.0)	0.0
Related tax effects on special items	(0.1)	0.1

Net income attributable to MTI, excluding special items	$68.3	$66.9

Basic earnings per share, excluding special items	$3.78	$3.59
Diluted earnings per share, excluding special items	$3.77	$3.58

Segment Operating Income (Loss) Data
Specialty Minerals Segment	$72.8	$74.7
Refractories Segment	$33.2	$28.0
Unallocated Corporate Expenses	$(5.7)	$(4.4)
Consolidated	$100.3	$98.3

Segment Restructuring And Impairment Costs
Specialty Minerals Segment	$1.0	$0.5
Refractories Segment	$0.6	$0.3
Consolidated	$0.5	$0.8

Segment Operating Income (Loss), Excluding Special Items
Specialty Minerals Segment	$73.8	$75.2
Refractories Segment	$32.6	$28.3
Unallocated Corporate Expenses	$(5.7)	$(4.4)
Consolidated	$100.8	$99.1

VOTE BY INTERNET - www.proxyvote.com
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VOTE BY MAIL
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Robert L. Clark   02 Michael F. Pasquale   03 Marc E. Robinson

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000136953_1 R1.0.0.11699

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot.

Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please make the boxes on the proxy card to indicate how your shares should be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope. You may also vote your shares by telephone or via the Internet. If you choose to vote by telephone or via the internet, you do not need to return the attached card.

If you are a participant in the Minerals Technologies Inc. Savings and Investment Plan, you may direct the Trustee how to vote the shares allocated to your account under the Plan by casting your vote before May 14, 2012. If you do not direct the Trustee, the Trustee will vote any undirected shares in the same proportion as those for which it has received instructions. As a participant in the Plan, your vote remains confidential.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Minerals Technologies Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

MINERALS TECHNOLOGIES INC.
Annual Meeting of Stockholders
May 16, 2012 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Thomas J. Meek and Douglas T. Dietrich, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Minerals Technologies Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Minerals Technologies Inc. to be held May 16, 2012 or any adjournment thereof, with all powers which the undersigned would posses if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

0000136953_2 R1.0.0.11699

Continued and to be signed on reverse side